SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                            OXFORD HEALTH PLANS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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      2.    Aggregate number of securities to which transaction applies:

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      3.    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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      4.    Proposed maximum aggregate value transaction:

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      5.    Total fee paid:

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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

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      2.    Form, Schedule or Registration Statement No.:

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      3.    Filing Party:

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      4.    Date Filed: March 27, 2001

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

                                                                  March 27, 2001

Dear Stockholder:

      You are cordially invited to attend the 2001 Annual Meeting of Stockholders (the "Meeting") of Oxford Health Plans, Inc. (the "Company") to be held on May 16, 2001, at 10:00 a.m. local time, at the Trumbull Marriott, 180 Hawley Lane, Trumbull, Connecticut 06611.

      This year, four Directors are nominated for election to the Board. At the Meeting you will be asked to: (i) elect three Class I Directors to serve until the 2004 Annual Meeting and elect one Class II Director to serve until the 2002 Annual Meeting; (ii) approve the Oxford Health Plans, Inc. 2001 Management Incentive Compensation Plan; and (iii) act on a shareholder proposal requesting that the Company establish a nominating committee comprised solely of independent directors.

      The accompanying Proxy Statement provides a detailed description of these proposals. You are urged to read the accompanying materials so that you may be informed about the business to come before the Meeting.

      It is important that your shares be represented at the Meeting. Accordingly, we urge you, whether or not you plan to attend the Meeting, to complete, sign and date your proxy and return it to us promptly in the enclosed envelope or to otherwise vote in accordance with the instructions on your proxy card. If you attend the Meeting, you may vote in person, even if you have previously mailed in your proxy. However, if you hold your shares in a brokerage account ("street name"), you will need to provide a proxy form from the institution that holds your shares reflecting stock ownership as of the Record Date to be able to vote by ballot at the Meeting.

      We look forward to seeing you at the Meeting.

IF YOU PLAN TO ATTEND THE MEETING:

      Registration and seating will begin at 9:00 a.m. Stockholders may be asked to present valid picture identification. Stockholders holding stock in street name will need to obtain a proxy form from the institution that holds their shares to evidence stock ownership as of the Record Date.

                                                 Sincerely,


                                                 Norman C. Payson, M.D.
                                                 Chief Executive Officer and
                                                 Chairman of the Board

                            OXFORD HEALTH PLANS, INC.
                               48 Monroe Turnpike
                           Trumbull, Connecticut 06611

                    ----------------------------------------

                    Notice of Annual Meeting of Stockholders
                             To Be Held May 16, 2001

                    -----------------------------------------

To the Stockholders of Oxford Health Plans, Inc.:

      NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Stockholders (the "Meeting") of Oxford Health Plans, Inc. (the "Company") will be held on May 16, 2001, at 10:00 a.m. local time, at the Trumbull Marriott, 180 Hawley Lane, Trumbull, Connecticut 06611, for the following purposes:

            1. To elect three Directors to serve as Class I Directors of the Company for a term ending at the 2004 Annual Meeting and one Director to serve as a Class II Director of the Company for a term ending at the 2002 Annual Meeting;

            2. To approve the Oxford Health Plans, Inc. 2001 Management Incentive Compensation Plan;

            3. To act on a shareholder proposal requesting that the Company establish a nominating committee comprised solely of independent directors; and

            4. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

      Only holders of record of outstanding shares of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on March 23, 2001, will be entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof.

                                             By Order of the Board of Directors


                                             DANIEL N. GREGOIRE
                                             Secretary

Trumbull, Connecticut
March 27, 2001

                           --------------------------

YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE REFER TO THE INSTRUCTIONS INCLUDED ON THE ENCLOSED PROXY CARD. THE PROXY CARD WILL INDICATE WHETHER YOU MAY VOTE BY RETURNING THE PROXY CARD IN THE ENVELOPE PROVIDED, BY INTERNET OR BY TELEPHONE.

                            OXFORD HEALTH PLANS, INC.
                               48 Monroe Turnpike
                           Trumbull, Connecticut 06611

                       ----------------------------------

                       Proxy Statement for Annual Meeting
                             To Be Held May 16, 2001

                       -----------------------------------

                                  INTRODUCTION

      This Proxy Statement is being furnished to stockholders of Oxford Health Plans, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at the Annual Meeting of Stockholders to be held on May 16, 2001, at 10:00 a.m., local time, at the Trumbull Marriott, 180 Hawley Lane, Trumbull, Connecticut, and any adjournment or postponement thereof (the "Meeting").

      At the Meeting, stockholders will be asked to consider and vote upon three proposals: (1) to elect three Directors to serve as Class I Directors of the Company until the 2004 Annual Meeting and to elect one Director to serve as a Class II Director of the Company until the 2002 Annual Meeting ("Proposal Number One"); (2) to approve the Oxford Health Plans, Inc. 2001 Management Incentive Compensation Plan ("Proposal Number Two"); and (3) a shareholder proposal requesting that the Company establish a nominating committee comprised solely of independent directors ("Proposal Number Three").

      This Proxy Statement is dated March 27, 2001, and is first being mailed to stockholders along with the related form of proxy on or about March 28, 2001.

      If a proxy in the accompanying form is properly executed and returned to the Company in time for the Meeting or the proxy is otherwise voted in accordance with the instructions on the proxy card, and such proxy is not revoked prior to the time it is exercised, the shares represented by the proxy will be voted in accordance with the directions specified therein for the matters listed on the proxy card. You will save the Company expense when voting your shares by following the instructions on your proxy card and voting through the Internet or telephone. The deadline for voting through the Internet and by telephone is 11:59 p.m. on May 15, 2001. Unless the proxy specifies otherwise, proxies will be voted (a) FOR Proposal Number One and Proposal Number Two, (b) AGAINST Proposal Number Three and (c) otherwise in the discretion of the proxy holders as to any other matter that may come before the Meeting.

      Votes are counted by tellers of the Company's transfer agent. These tellers will canvas the stockholders present at the Meeting, count their votes and count the votes represented by proxies presented. Abstentions and broker nonvotes are counted for purposes of determining the number of shares represented at the Meeting, but are deemed not to have voted on any proposal. Broker nonvotes occur when a broker nominee, holding shares in street name for the beneficial owner thereof, has not received voting instructions from the beneficial owner and does not have discretionary authority to vote.

Revocability of Proxy

      Any stockholder of the Company who has given a proxy has the power to revoke such proxy at any time before it is voted either (i) by filing a written revocation or a duly executed proxy bearing a later date with Daniel N. Gregoire, Secretary of the Company, at Oxford Health Plans, Inc., 48 Monroe Turnpike, Trumbull, Connecticut 06611, (ii) by appearing at the Meeting and voting in person or (iii) by casting another vote in the same manner as the original vote was cast. Attendance at the Meeting will not in and of itself constitute the revocation of a proxy. Voting by those present during the conduct of the Meeting will be by ballot. Stockholders whose shares are held by a broker in street name and who wish to vote by ballot at the Meeting must obtain a proxy form from the institution that holds the shares to evidence ownership and voting rights.

Record Date, Outstanding Securities and Votes Required

      The Board of Directors of the Company has fixed the close of business on March 23, 2001, as the record date (the "Record Date") for determining holders of outstanding shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), who are entitled to notice of and to vote at the Meeting. As of the Record Date, there were 98,600,496 holders of record of Common Stock and 1,087 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote.

      The approval of Proposal Number One requires the affirmative vote of a plurality of the votes of the shares of Common Stock that are present in person or represented by proxy at the Meeting and entitled to vote. The approval of Proposal Number Two and Proposal Number Three requires the affirmative vote of a majority of the shares of Common Stock that are present in person or represented by proxy at the Meeting and entitled to vote.

      The Company expects that the officers and Directors of the Company will vote the shares of Common Stock held by them (representing approximately 4.9% of the shares of Common Stock issued and outstanding as of March 1, 2001) in favor of Proposal Number One and Proposal Number Two and against Proposal Number Three.

                               PROPOSAL NUMBER ONE

                              ELECTION OF DIRECTORS

      The Company's Second Amended and Restated Certificate of Incorporation, as amended, provides for a Board of Directors divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one class expiring each year at the Annual Meeting. Each class of directors is elected for a term of three years except in the case of elections to fill vacancies or newly created directorships.

      The Board of Directors presently consists of ten persons: Norman C. Payson, M.D., David Bonderman, Joseph W. Brown, Jr., Jonathan J. Coslet, James
G. Coulter, Robert B. Milligan, Jr., Fred N. Nazem, Benjamin H. Safirstein, M.D., Thomas A. Scully and Kent J. Thiry. The proxies cannot be voted for a greater number of persons than the four nominees named.

      Three individuals, Jonathan J. Coslet, Benjamin H. Safirstein, M.D. and Kent J. Thiry, are to be re-elected to serve as Class I Directors for a term of three years and until the election and qualification of their successor. One individual, David Bonderman, is to be re-elected to serve as a Class II Director for a term of one year and until the election and qualification of his successor. Currently, Mr. Bonderman serves as a Class I Director. Unless a stockholder WITHHOLDS AUTHORITY, the holders of proxies representing shares of Common Stock will vote FOR the election of Jonathan J. Coslet, Benjamin H. Safirstein, M.D. and Kent J. Thiry as Class I Directors and FOR the election of David Bonderman as a Class II Director. The Board of Directors has no reason to believe that any nominee will decline or be unable to serve as a Director of the Company. However, if a nominee shall be unavailable for any reason, then the proxies may be voted for the election of such person as may be recommended by the Board of Directors. Messrs. Brown and Milligan and Dr. Payson serve as Class III Directors whose terms expire in 2003, and Messrs, Coulter, Nazem and Scully serve as Class II Directors whose terms expire in 2002. These Directors are not standing for re-election because their terms as Directors extend past the Meeting.

      Under the terms of the Investment Agreement, dated as of February 23, 1998, as amended (the "Investment Agreement"), by and between the Company and TPG Partners II, L.P. ("TPG Partners"), an affiliate of Texas Pacific Group ("TPG"), certain affiliates of TPG Partners and certain assignees of TPG Partners purchased $350 million in shares of senior preferred stock and warrants to purchase Common Stock. In the Investment Agreement, the Company agreed to appoint Dr. Payson as its Chief Executive Officer and as a Director, to amend its by-laws to require a super-majority vote to remove the Chief Executive Officer and that TPG would be entitled to nominate four additional directors. Dr. Payson was elected Chief Executive Officer and joined the Board of Directors in May 1998 and became Chairman of the Board in May 1999. Messrs. Bonderman, Coslet and Coulter were nominated by TPG pursuant to the Investment Agreement and joined the Board of Directors in May 1998. Mr. Thiry was also nominated by TPG pursuant to the Investment Agreement and joined the Board of Directors in August 1998. The Investment Agreement was terminated on December 22, 2000.

      Since the October 1997 decline in the market price of the Company's Common Stock, numerous purported shareholder derivative actions were commenced on behalf of the Company in Connecticut Superior Court and in the United States District Courts for the Southern District of New York and the District of Connecticut against the Company's Directors and certain of its officers (and the Company itself as a nominal defendant). These derivative complaints generally alleged that the defendants breached their fiduciary obligations to the Company, mismanaged the Company and wasted its assets in planning and implementing certain changes to the Company's computer system, by making misrepresentations concerning the status of those changes in the Company's computer system, by failing to design and to implement adequate financial controls and information systems for the Company, and by making misrepresentations concerning the Company's membership enrollment, revenues, profits and medical costs in the Company's financial statements and other public representations. The complaints further allege that certain of the defendants breached their fiduciary obligations to the Company by disposing of the Company's Common Stock while the price of that Common Stock was artificially inflated by their alleged misstatements and omissions. The complaints seek unspecified damages, attorneys' and experts' fees and costs and such other relief as the court deems proper. The Company's motion to dismiss certain of the actions for failure to make a demand on the Company's Board of Directors that the Company pursue the causes of action alleged in the complaint was denied.

      The following table sets forth the age and title of each nominee Director, each Director continuing in office and each executive officer of the Company who is not a Director, followed by descriptions of such person's additional business experience during the past five years.

                   NOMINEES FOR ELECTION AS CLASS I DIRECTORS

Name                                                Age                 Position
----                                                ---                 --------
Jonathan J. Coslet                                  36                  Director
Benjamin H. Safirstein, M.D.                        62                  Director
Kent J. Thiry                                       45                  Director

                    NOMINEE FOR ELECTION AS CLASS II DIRECTOR

Name                                                Age                 Position
----                                                ---                 --------
David Bonderman                                     58                  Director

                  CLASS II DIRECTORS WHOSE TERMS EXPIRE IN 2002

Name                                                Age                 Position
----                                                ---                 --------
James G. Coulter                                    41                  Director
Fred F. Nazem                                       60                  Director
Thomas A. Scully                                    43                  Director

                 CLASS III DIRECTORS WHOSE TERMS EXPIRE IN 2003

Name                                                Age                 Position
----                                                ---                 --------
Norman C. Payson, M.D.                              52                  Chief Executive Officer, Chairman of the Board of Directors
Joseph W. Brown, Jr.                                52                  Director
Robert B. Milligan, Jr.                             51                  Director

                    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Name                                                Age                 Position
----                                                ---                 --------
Charles G. Berg                                     43                  President and Chief Operating Officer
Kurt B. Thompson                                    40                  Executive Vice President, Chief Financial Officer
Alan M. Muney, M.D., M.H.A.                         47                  Executive Vice President, Chief Medical Officer
Daniel N. Gregoire                                  45                  Executive Vice President, General Counsel and Secretary

      Norman C. Payson, M.D. became the Chief Executive Officer and a Director of the Company in May 1998 and assumed the role of Chairman of the Board of Directors in May 1999. Dr. Payson co-founded Healthsource, Inc. in 1985, a health maintenance organization in Hooksett, New Hampshire, and served as President and Chief Executive Officer of Healthsource until its sale to CIGNA Corporation in August of 1997. From 1980 until 1984, Dr. Payson was the Chief Executive Officer of the Hawthorne Community Medical Group, Inc., a multi-specialty physician group with a primary HMO practice of approximately 100,000 members. From 1975 to 1980, Dr. Payson was a family practitioner and involved in HMOs.

      David Bonderman joined the Board of Directors in May 1998. Mr. Bonderman is a principal of TPG, a firm he co-founded in 1992. Mr. Bonderman serves on the Board of Directors of J. Crew Group, Inc., Continental Airlines, Inc., Bell & Howell Company, Virgin Entertainment, Beringer Wine Estates, Inc., Denbury Resources, Inc., Ducati Motor Holdings, S.p.A. and Washington Mutual, Inc. and is Chairman of the Board of Ryanair, PLC.

      Joseph W. Brown, Jr. joined the Board of Directors in May 2000. Mr. Brown has been the Chairman and Chief Executive Officer from January 1999 through the present of MBIA Inc., a financial services company. Mr. Brown was the Chairman, President and Chief Executive Officer of Talegen Holdings, Inc. (formerly the insurance holdings operations of Xerox

Corporation) from January 1992 until August 1998. From November 1974 through November 1991, Mr. Brown served in various positions, including as the President and Chief Executive Officer of the Fireman's Fund Corporation. Mr. Brown currently serves on the Board of Directors of MBIA Inc.

      Jonathan J. Coslet joined the Board of Directors in May 1998. Mr. Coslet has been an executive of TPG since 1993. Prior to joining TPG, Mr. Coslet was in the Investment Banking Department of Donaldson, Lufkin & Jenrette, specializing in leveraged acquisitions and high yield finance from September 1991 to February 1993. Mr. Coslet serves on the Board of Directors of Magellan Health Services, Inc.

      James G. Coulter joined the Board of Directors in May 1998. Mr. Coulter is a principal of TPG, a firm he co-founded in 1992. Mr. Coulter serves on the Board of Directors of J. Crew Group, Genesis Health Ventures, Inc., Northwest Airlines, Inc., Seagate Technology, Inc., GlobeSpan, Inc., Interlink Group, Inc., Zhone Communications and Evolution Global Partners.

      Robert B. Milligan, Jr. has been a Director of the Company since July 1992. Mr. Milligan was Chairman of Wyndam Capital, L.P., a registered broker-dealer, from 1995 through 1998 and, through December 1997, was Director, President and Chief Executive Officer of Verigen Inc., a biopharmaceutical company. From 1989 through 1995, Mr. Milligan was the managing general partner of Madison Group, L.P., a private equity fund. Mr. Milligan currently engages in business and financial consulting as President and Chief Executive Officer of Fairchester, Inc. and, as such, Mr. Milligan was recently one of the founders of BenefitPort, LLC, a national distributor of employee benefit products and technology. Mr. Milligan has been an officer and has served on the Board of Directors of several private and public companies.

      Fred F. Nazem has served as a Director of the Company since June 1990. He also served as non-executive Chairman of the Board of Directors from February 1998 to May 1999. Since 1981, Mr. Nazem has been President of Nazem, Inc. and Managing General Partner of the general partner of several Nazem & Company limited partnerships that are affiliated venture capital funds. Mr. Nazem is a director of a number of privately held companies.

      Benjamin H. Safirstein, M.D. has been a Director since 1985. Dr. Safirstein was the Company's New York Regional Vice President and Medical Director from January 1996 until July 1998. Dr. Safirstein served as the Senior Medical Director of the Company from 1985 to September 1992. Dr. Safirstein is a Clinical Associate Professor of Medicine at the Mount Sinai School of Medicine and a medical Director of Breathnet, Inc., an asthma treatment company. He is board-certified in internal medicine and pulmonary medicine. Dr. Safirstein also practices medicine with the Montclair Medical Group,. Dr. Safirstein is a graduate of the Chicago Medical School and the Mount Sinai Hospital residency program, where he was Chief Resident of Medicine.

      Thomas A. Scully has been a Director since September 1993. Since January 1995, he has been President of the Federation of American Health Systems in Washington, D.C. From 1992 until the end of 1994, he was a partner in the Washington, D.C. law firm of Patton, Boggs & Blow. Prior to that, Mr. Scully served for four years on the White House staff. During 1992, he was Deputy Assistant for Domestic Policy to President Bush. Mr. Scully serves of the Board of Directors of DaVita, Inc.

      Kent J. Thiry has been a Director of the Company since August 1998. Mr. Thiry has been Chairman and Chief Executive Officer of DaVita, Inc., a company that operates a chain of dialysis centers, since October 1999. Mr. Thiry was President and Chief Executive Officer of Vivra Holdings, Inc., a specialty healthcare services company, from June 1997 until October 1998. Prior thereto, Mr. Thiry was Chief Executive Officer of Vivra Incorporated from November 1992 and President and Chief Operating Officer of Vivra Incorporated from September 1991.

      Charles G. Berg became the President and Chief Operating Officer of the Company on March 13, 2001. Previously, he served as Executive Vice President of Medical Delivery and Technology since January 2001 and as Executive Vice President of Medical Delivery since April 1998. Prior to joining the Company, Mr. Berg was the founder of Health Partners, Inc., a physician management company, and served as its Chief Executive Officer from September 1993 until April 1998. Prior thereto, Mr. Berg was a Senior Vice President and Managing Director of WSGP Partners, L.P., a Los Angeles-based investment firm, from October 1987 until September 1993. From 1982 to 1987, Mr. Berg was an attorney with the law firm Gibson, Dunn, & Crutcher.

      Kurt B. Thompson has served as the Company's Executive Vice President and Chief Financial Officer since March 2000. Prior thereto, Mr. Thompson served as the Company's Vice President, Finance since August 1998. From July 1995 through July 1998, Mr. Thompson was a financial executive with Kmart Corporation in Troy, Michigan. While at Kmart, he served in areas of increasing responsibility from Assistant Controller to Divisional Vice President Finance and Vice President Merchandise Controller. From October 1991 to July 1995, he served as Vice President, Controller and Treasurer of F&M Distributors, Inc., a deep discount drug store chain located in Warren, Michigan. From December 1984 to June 1991, he was employed by Arthur Andersen & Co.

      Alan M. Muney, M.D., M.H.A. joined the Company as Executive Vice President, Chief Medical Officer in April 1998. Prior thereto, Dr. Muney was the Senior Vice President of Medical Affairs/Chief Medical Officer of Avanti Health Systems and NYLCare Health Plans from December 1995 until April 1998. From 1988 until 1995, Dr. Muney held a number of positions with Mullikin Medical Center, his most recent position being the Greater Los Angeles Regional Medical Director.

      Daniel N. Gregoire joined the Company in December 2000 as General Counsel, Executive Vice President and Secretary. From January 1986 to December 2000, Mr. Gregoire was a shareholder with the law firm Sheehan, Phinney, Bass + Green, P.C., where he worked since 1981.

Committees of the Board of Directors

      The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating Committee, an Ethics and Business Practices Committee and a Special Litigation Committee. The functions, responsibilities and members of each of the committees is described below.

      Audit Committee: The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent auditors for the Company, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent auditors, review and approve nonaudit services of the independent certified public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company, and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls and compliance with federal and state laws relating to accounting practices. The current members of the Audit Committee are Messrs. Brown, Coslet, Nazem (Chairman), Scully and Thiry.

      Compensation Committee: The Compensation Committee consists entirely of independent directors and administers the Oxford Health Plans, Inc. 1991 Stock Option Plan (the "1991 Stock Option Plan"), the Oxford Health Plans, Inc. 1997 Independent Contractor Plan, the 2001 Management Incentive Compensation Plan of Oxford Health Plans, Inc., set forth in Proposal Number Two herein, and other bonus plans, and oversees administration of the Company's qualified defined contribution plan (the "Savings Plan"). The Committee also reviews and recommends, from time to time, amendments to compensation plans and new compensation plans. The Compensation Committee also considers and makes recommendations with respect to the compensation of the Company's Chief Executive Officer and other members of senior management and makes recommendations to the Board of Directors generally on organization, succession, salary and incentive compensation, and other grants and awards under the Company's compensation and benefit plans. The current members of the Compensation Committee are Messrs. Coulter, Milligan (Chairman), Scully and Thiry.

      Nominating Committee: The Nominating Committee consists of a majority of independent directors and was established in 1995 to consider and make recommendations on nominations for membership on the Company's Board of Directors. The Committee will consider nominees recommended by stockholders upon submission in writing to the Secretary of the Company of the names of such nominees, together with their qualifications for service as a director of the Company. The current members of the Nominating Committee are Messrs. Bonderman (Chairman), Milligan and Nazem and Dr. Payson.

      Ethics and Business Practices Committee: The Ethics and Business Practices Committee was established in 1997 to supervise the development of comprehensive programs to promote and monitor the Company's compliance with applicable legal and regulatory requirements and the development of value-based business practice guidelines for the Company. The Committee works directly with the Company's Vice President - Compliance and also oversees the Company's responses to regulatory examinations and inquiries. The current members of the Ethics and Business Practices Committee are Messrs. Coslet (Chairman), Nazem and Scully.

      Special Litigation Committee: The Special Litigation Committee was established in May 1998 to oversee and direct the Company's position and responses with respect to pending class action and derivative litigation and related regulatory investigations and proceedings. All of the members of the Special Litigation Committee were appointed to the Board of Directors after the events that gave rise to the litigation. The current members of the Special Litigation Committee are Messrs. Bonderman (Chairman) and Coslet and Dr. Payson.

Number of Meetings and Attendance

      During 2000, the Board of Directors held ten meetings, the Audit Committee held seven meetings, the Compensation Committee held three meetings, the Ethics and Business Practices Committee held one meeting, the Nominating Committee held two meetings and the Special Litigation Committee held three meetings. During 2000, each Director of the Company attended at least 75% of the meetings of the Board of Directors and 75% of the meetings of any committees upon which he served that occurred while each Director was a member of the Board and such committees, with the following exceptions: (i) Mr. Coslet attended seven out of ten meetings of the Board of Directors, three out of seven meetings of the Audit Committee and none of the Special Litigation Committee meetings; (ii) Mr. Coulter attended six out of ten meetings of the Board of Directors and one out of three meetings of the Compensation Committee; (iii) Mr. Bonderman attended six out of ten meetings of the Board of Directors and one out of two meetings of the Nominating Committee; (iv) Mr. Nazem attended one out of two meetings of the Nominating Committee; (v) Mr. Milligan attended one out of two meetings of the Nominating Committee; and (vi) Mr. Brown attended three out of the five meetings of the Audit Committee held while he was a member thereof.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of its Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and the National Association of Securities Dealers, Inc. Officers, directors and greater than ten percent stockholders are required by the Commission to furnish the Company with copies of all Section 16(a) forms that they file.

      Based on its review of the copies of such forms received by it, or written representations from certain reporting persons that no reports on Form 5 or Form 4 were required for those persons, the Company believes that all filing requirements applicable to its officers, directors and greater than ten percent stockholders were complied with in 2000.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

      The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of Norman C. Payson, M.D., who served as Chief Executive Officer of the Company during 2000, and the four most highly compensated executive officers of the Company who were serving as executive officers at the end of 2000.

----------------------------------------------------------------------------------------------------------------------------------
                                                   2000 ANNUAL COMPENSATION                      LONG-TERM
                                                                                                COMPENSATION          ALL OTHER
                                                                                                   AWARDS -           COMPENSA-
NAME AND PRINCIPAL POSITION           YEAR     SALARY (1)     BONUS(2)      OTHER (3)           OPTIONS (#) (4)       TION (5)
----------------------------------------------------------------------------------------------------------------------------------
NORMAN C. PAYSON, M.D.               2000    $   350,000    $   350,000  $    142,460               800,000        $     7,932
    CHAIRMAN AND CHIEF               1999        350,000        350,000        64,058               400,000                 --
    EXECUTIVE OFFICER                1998        350,000        350,000     2,571,784             3,000,000                 --

CHARLES M. SCHNEIDER                 2000        604,616        600,000       160,771                    --              7,049
    PRESIDENT AND CHIEF              1999             --             --            --               800,000                 --
    OPERATING OFFICER (6)            1998             --             --            --                    --                 --

KURT B. THOMPSON                     2000        325,000        282,500        28,239               100,000              5,337
    EXECUTIVE VICE PRESIDENT AND     1999             --             --            --                    --                 --
    CHIEF FINANCIAL OFFICER (7)      1998             --             --            --                    --                 --

ALAN M. MUNEY, M.D., M.H.A.          2000        374,323        390,000            --                70,000              5,697
    EXECUTIVE VICE PRESIDENT         1999        351,454        150,000         4,050                56,250              1,615
    AND CHIEF MEDICAL OFFICER        1998        266,538         60,000         4,500               100,000              2,019

JON S. RICHARDSON                    2000        354,038        350,000       150,623                    --             11,268
    EXECUTIVE VICE PRESIDENT         1999        276,455         92,000        62,189               120,000              4,800
    AND GENERAL COUNSEL (8)          1998             --             --            --                    --                 --

----------------------------------------------------------------------------------------------------------------------------------

(1) Includes amounts of compensation deferred by the named officers pursuant to the Company's Savings Plan.

(2) Includes amounts payable under an annual bonus plan and a quarterly bonus plan. The quarterly bonus plan was terminated at the end of 2000 for all employees in the position of Senior Vice President and above.

(3) The amounts paid to Messrs. Richardson and Schneider include $74,874 and $60,492, respectively, for temporary living expenses. The amount paid to Mr. Thompson includes $13,646 for use of an automobile. These amounts also include gross-up payments to Dr. Payson and Messrs. Richardson, Schneider and Thompson in the amounts of $68,504, $68,609, $73,231 and $12,863, respectively. Payments made to Dr. Payson in 1999 and 2000 include $50,000 toward financial planning services and in 1998 include the value of a below-market purchase of 644,330 shares of Common Stock, $2,065,464 of which was based on the difference between the purchase price of $15.52 per share and the average market price of the Company's Common Stock on May 13, 1998, when Dr. Payson actually purchased the shares, of $18.73. Dr. Payson became obligated to purchase these shares on February 23, 1998 when he entered into his employment agreement and the purchase price was determined based on the trading value of the Company's Common Stock during the time the agreement was being negotiated.

(4)   Represents grants of options to purchase the Company's Common Stock.

(5) Includes matching contributions made by the Company pursuant to the Savings Plan and premiums paid by the Company for certain life insurance policies.

(6) Mr. Schneider commenced employment with the Company as its President and Chief Operating Officer in December 1999 and ceased employment with the Company in March 2001.

(7)   Mr. Thompson became the Company's Chief Financial Officer in March 2000.

(8) Mr. Richardson became an executive officer in December 1999 and ceased being an executive officer in December 2000.

                             Options Granted in 2000

      The following table sets forth certain information regarding stock options granted in 2000 to the five individuals named in the Summary Compensation Table. In addition, in accordance with the Commission's rules, the table also shows the present value of such grants at the date of grant under the Black-Scholes option pricing model using the assumptions specified in the footnotes to the table. It should be noted that this model is only one method of valuing options, and the Company's use of the model should not be interpreted as an endorsement of its accuracy. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the Common Stock over the exercise price at the time of exercise.

-----------------------------------------------------------------------------------------------------------------------------------

                                    # of Securities      % of Total
                                       Underlying      Options Granted   Exercise Price                            Grant Date
                                    Options Granted    to Employees in     Per Share                                 Present
          Name                            (1)            Fiscal Year      ($/share) (2)     Expiration Date       Value ($) (3)
-----------------------------------------------------------------------------------------------------------------------------------
NORMAN C. PAYSON, M.D.                  800,000             22.8%            $14.4375          03/15/07            $5,353,114

CHARLES M. SCHNEIDER                       0                  0                 0                 --                   0

KURT B. THOMPSON                        100,000             2.8%             $12.625           01/03/07             $602,952

ALAN M. MUNEY, M.D., M.H.A.              70,000             2.0%             $12.625           01/03/07             $422,066

JON S. RICHARDSON                          0                  0                 0                 --                   0

-----------------------------------------------------------------------------------------------------------------------------------

(1) All options granted and reported in this table were made pursuant to the 1991 Stock Option Plan. All of the options granted under the 1991 Stock Option Plan and reported in this table have the following material terms: options may be either (i) "incentive stock options" under Section 422 of the Internal Revenue Code of 1986 or (ii) nonqualified stock options; all options expire upon the earlier to occur of seven years from the date of grant or 90 days following termination of employment; and the aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive stock options which become exercisable in any calendar year by an employee may not exceed $100,000. The above-listed options vest on a pro rata quarterly basis over a two-year period following the date of grant, except for 400,000 of the options granted to Dr. Payson which vest 25% per year commencing on the first anniversary thereof. The Committee has determined that all of the above named officers' options shall vest upon a Change in Control (as defined in the 1991 Stock Option Plan).

(2) Exercise price is the fair market value of the Common Stock on the date of grant.

(3) The amounts shown are based on the Black-Scholes option pricing model which uses certain assumptions to estimate the value of employee stock options. The material assumptions used include the following: expected volatility of 57.57%; expected term of four years from the date of grant; no expected dividends; and risk-free interest rates of 6.4% for options granted in both March and January of 2000. The Black-Scholes valuation was discounted 3% per year of vesting to account for risk of forfeiture and lack of transferability.

                       Aggregated Option Exercises in 2000
                     and Option Values at December 31, 2000

      The following table sets forth certain information concerning stock option exercises during 2000 by the five individuals named in the Summary Compensation Table, including the aggregate value of gains on the date of exercise. The following table indicates the number of shares covered by both exercisable and nonexercisable stock options as of December 31, 2000, and the values for "in-the-money" options which represent the excess of the closing market price of the Common Stock at December 31, 2000, over the exercise price of any such existing stock options.

------------------------------------------------------------------------------------------------------------------------------------
                               Shares                         Number of Securities Underlying      Value of Unexercised In-The-Money
                            Acquired on      Value        Unexercised Options (1) at December 31,     Options at December 31, 2000
     Name                   Exercise (#)   Realized ($)     2000 (#) Exercisable/Unexercisable         Exercisable/Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
NORMAN C. PAYSON, M.D.           0              0               2,283,347 / 1,916,653                 $  59,391,489 / $50,630,811

CHARLES M. SCHNEIDER (2)         0              0                 400,000 / 400,000                   $  10,675,000 / $10,675,000

KURT B. THOMPSON              106,249     $  2,863,038                  0 / 143,751                               0 / $4,124,630

ALAN M. MUNEY, M.D., M.H.A     90,312     $    992,470                  0 / 135,938                               0 / $3,230,165

JON S. RICHARDSON              92,500     $  1,188,781             12,500 / 115,000                   $     350,000 / $2,868,438

------------------------------------------------------------------------------------------------------------------------------------

(1) The above listed options vest in accordance with their terms. In addition, these options vest upon the occurrence of a Change in Control (as defined in the 1991 Stock Option Plan).
(2) As of March 12, 2001, Mr. Schneider's 400,000 unvested stock options expired upon termination of his employment.

Directors' Compensation

      Each member of the Company's Board of Directors who is not a current employee of the Company receives an annual retainer of $38,000. In addition, each non-employee director is entitled to receive $1,000 plus expenses for each meeting of the Board of Directors and for each committee meeting attended in person and $500 for each meeting attended by telephone conference. Non-employee directors who are not former employees of the Company may participate in the Non-Employee Directors' Stock Option Plan, as amended (the "Directors' Plan"), and be awarded nonqualified stock options. The Directors' Plan currently provides that each year, on the first Friday following the Company's annual meeting of stockholders, each individual elected, re-elected or continuing as a non-employee director and who is not a former employee of the Company will automatically receive a nonqualified stock option for 5,000 shares of the Company's Common Stock. The exercise price for such options is either the average of the high and low prices at which the Common Stock traded on the Nasdaq National Market on the date of grant or the last sale price of Common Stock on the Nasdaq National Market on the date of grant, whichever is higher. The Directors' Plan provides that one-fourth of the options granted under the Directors' Plan vest on each of the date of grant and the Friday prior to the first, second and third Annual Meeting of Stockholders following the date of grant and that the options expire ten years from the date of grant. Pursuant to the Directors' Plan, on May 12, 2000, Messrs. Bonderman, Brown, Coulter, Coslet, Milligan, Scully and Thiry were each granted options to purchase 5,000 shares of the Company's Common Stock at an exercise price of $20.25 per share. On May 12, 2000, Dr. Safirstein was granted an option to purchase 5,000 shares of the Company's Common Stock at an exercise price of $20.25 under the 1991 Stock Option Plan. These options granted to Dr. Safirstein are nonqualified, vest 25% a year beginning on the first anniversary of the date of grant and expire seven years from the date of grant.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

      In February 1998, Dr. Payson entered into an employment agreement with the Company (the "Payson Agreement") for an initial four-year term, with an automatic one-year renewal on the fourth anniversary of the effective date and on each anniversary thereafter, unless one year's prior notice not to renew is given. Pursuant to the Payson Agreement, Dr. Payson served the Company initially in a consulting capacity and, as of May 13, 1998, the closing date (the "Financing Effective Date") of the financings pursuant to the Investment Agreement, he became Chief Executive Officer (and was also appointed a Director) of the Company. In May 1999, Dr. Payson assumed the role of Chairman of the Board. Dr. Payson receives a base salary of $350,000 and is eligible to receive an annual incentive award under the Company's incentive compensation plans. Dr. Payson's base salary may be increased at the discretion of the Compensation Committee.

      In addition, in connection with his employment agreement, Dr. Payson was granted a nonqualified stock option (the "Option") to purchase 2,000,000 shares of Common Stock at an exercise price of $15.52 per share, and a nonqualified stock option (the "Additional Option") to purchase an additional 1,000,000 shares of Company Common Stock under the 1991 Stock Option Plan. The Option generally provides that 800,000 shares vested on February 23, 1999 (the "Primary Tranche"), and that the remaining 1,200,000 shares will vest ratably on a monthly basis over the 36-month period ending February 23, 2002 (the "Secondary Tranche"), provided in each case that Dr. Payson is employed by the Company on the applicable vesting date. The Option also provides for acceleration of vesting and extended exercisability periods in certain circumstances, including certain terminations of employment and a change in control (as defined in the 1991 Stock Option Plan) of the Company. The Additional Option was granted on August 28, 1998, has an exercise price of $6.0625, vests ratably over the four years commencing February 23, 1999, and will otherwise be subject to the terms and conditions of the 1991 Stock Option Plan. The Additional Option also provides for accelerated vesting following a change in control.

      Pursuant to the Payson Agreement, upon the Financing Effective Date, Dr. Payson purchased 644,330 shares of Common Stock (the "Purchased Shares") at a cost of $10 million based on a purchase price of $15.52 per share. The Purchased Shares and the shares acquired pursuant to exercise of the Option and the Additional Option are subject to material restrictions on transfer and disposition during the term of the Payson Agreement, which restrictions lapse upon a change in control.

      Pursuant to the Payson Agreement, if Dr. Payson is terminated by the Company for cause or if he voluntarily terminates other than for good reason (as such terms are defined in the Payson Agreement), the Company shall pay any base salary and expenses accrued and owing to Dr. Payson as of the date of termination and all of his unvested stock options shall be forfeited. If Dr. Payson is terminated for cause, all of his unexercised, vested stock options shall also be forfeited. If Dr. Payson terminates employment other than for good reason (i) the Primary Tranche shall remain exercisable through February 23, 2008, (ii) the vested portion of the Secondary Tranche shall remain exercisable until the earlier of one-year from his termination date and February 23, 2008 and (iii) the vested, unexercised portion of the Additional Option shall remain exercisable until the earlier of three months following his date of termination and February 23, 2008; provided, however, that if Dr. Payson terminates his employment following a change in control other than for good reason, the vested portion of the Secondary Tranche and the Additional Option shall remain outstanding until February 23, 2008 and the unexercised portion of the Secondary Tranche and the Additional Option shall be forfeited upon expiration of the earlier of one year from his termination date and February 23, 2008.

      If Dr. Payson is terminated by the Company other than for cause or disability or Dr. Payson terminates for good reason (i) the Company shall pay any base salary, bonus and expenses accrued and owing to Dr. Payson as of the date of termination, (ii) the Company shall pay him a lump sum amount equal to two times (three times if following a change in control) the sum of his base salary and the highest annual bonus paid to or earned by Dr. Payson in respect of the two fiscal years of the Company immediately preceding his date of termination, (iii) the Primary Tranche shall remain exercisable until February 23, 2008, (iv) the unvested portion of the Secondary Tranche and the Additional Option shall be forfeited and the vested, unexercised portion of the Secondary Tranche shall remain exercisable until the earlier of one year following his date of termination and February 23, 2008 and the vested, unexercised portion of the Additional Option shall remain exercisable until the earlier of the three-month period following his date of termination or February 23, 2008; provided, however, that if, following a change in control, Dr. Payson terminates his employment for good reason or the Company terminates him without cause, the vested portion of the Secondary Tranche and the Additional Option shall remain outstanding until February 23, 2008 and the unexercised portion of the Secondary Tranche and the Additional Option shall be forfeited upon expiration of the earlier of one year from his termination date and February 23, 2008, and (v) for two years (or three years following a change in control) the Company shall continue to allow Dr.

Payson to participate in the benefit plans and programs in which he participated at the time of his termination and the Company shall continue to pay for certain financial planning services for Dr. Payson.

      Further, if Dr. Payson is terminated by the Company for cause or if he voluntarily terminates other than for good reason, he has agreed (i) not to compete with the Company for a period of one year following such termination and
(ii) not to solicit the Company's employees, customers and providers for a period of six months following such termination. The noncompetition and nonsolicitation covenants cease to apply following a change in control of the Company. The Payson Agreement also provides that if any payments made to Dr. Payson pursuant to the agreement or otherwise would be subject to any excise tax under Section 4999 of the Internal Revenue Code, the Company will provide him with an additional payment such that he retains a net amount equal to the payments he would have retained if such excise tax had not applied.

      In December 1999, the Company entered into an employment agreement with Mr. Schneider for Mr. Schneider to serve as the Company's President and Chief Operating Officer. The agreement provided for an initial two-year term. Under the terms of the agreement, as amended in December 2000, Mr. Schneider received an annual base salary of no less than $600,000 and a target bonus opportunity of $600,000 or such higher amount as may have been determined by the Compensation Committee. In connection with his employment agreement, Mr. Schneider was also granted an option to acquire 800,000 shares of Company Common Stock at a purchase price per share of $12.8125. The options vested and became exercisable ratably on a quarterly basis over a twenty-four month period. Mr. Schneider's base salary was subject to annual review by the Company's Compensation Committee. In addition, in December 2000, the Company provided Mr. Schneider with a $700,000 loan (the "Schneider Loan"). The Schneider Loan bears interest at the lowest rate to avoid imputed income (currently 6.1%), must be repaid in full on April 1, 2002 or such earlier date upon termination of employment and will not be forgiven for any reason. As of March 1, 2001, the amount of principal and interest outstanding under the Schneider Loan was $714,233.33, which is also the largest amount ever outstanding.

      If, prior to (or more than two years following) a change in control of the Company, Mr. Schneider was terminated without cause (other than for disability) or Mr. Schneider terminated employment for good reason (as such terms are defined in the agreement), or if Mr. Schneider's agreement was not renewed by the Company, he would receive a payment equal to two times the sum of his base salary during the prior twelve months plus two times the greater of (x) the target bonus amount for the year in which his date of termination occurred or
(y) his annual bonus earned in the fiscal year immediately preceding his date of termination. Such amounts would be paid in twenty-four equal monthly installments. In addition, for a period of two years following the date of termination, Mr. Schneider would be provided the same level of medical and dental insurance benefits he received prior to his date of termination. Under the agreement, Mr. Schneider agreed that during the twelve-month period following his date of termination, other than following a change in control, he would not compete with the Company nor solicit any actual or prospective customers of the Company nor hire any employees of the Company.

      Upon a change in control, the agreement would have automatically extended to two years from the date of such change in control unless notice to terminate the term had been properly provided prior to the date of the change in control. In the event that during the two-year period following a change in control, Mr. Schneider were terminated without cause (other than disability) or terminated employment for good reason, he would have received (i) a lump sum cash payment equal to two times the sum of (x) his highest annual rate of base salary during the three-year period immediately prior to the date of termination and (y) the greater of the target bonus amount for the year in which the date of termination occurs or the highest annual bonus earned by him during the three fiscal years immediately preceding the date of termination and (ii) continued welfare benefits coverage for two years following his date of termination. In the event of a change in control, Mr. Schneider's options would have become fully vested and exercisable not later than immediately prior to the occurrence of the change in control.

      The agreement also provided that if any payments made to Mr. Schneider pursuant to the agreement or otherwise would be subject to any excise tax under
Section 4999 of the Internal Revenue Code, the Company would provide him with an additional payment such that he retains a net amount equal to the payments he would have retained if such excise tax had not applied.

      Effective March 12, 2001, the Company terminated Mr. Schneider's employment with the Company without cause.

      In April 1998, the Company entered into an employment agreement with Dr. Muney for Dr. Muney to serve as Executive Vice President and Chief Medical Officer. The agreement, as amended in February 2000, provides for an initial two-year term and automatically renews for additional two year terms upon each second anniversary of its effective date, unless prior notice to not renew is given by either party. Under the terms of Dr. Muney's agreement, Dr. Muney received an initial annual base salary of $350,000 and is eligible for an annual performance bonus of a minimum of 50% of his annual base salary and a maximum percentage as determined by the Board of Directors for similarly titled officers. In connection with his employment agreement, in 1998, Dr. Muney was granted options to acquire 100,000 shares of Company Common Stock under the 1991 Stock Option Plan and received a sign-on bonus of $60,000. Under the agreement, Dr. Muney's base salary is subject to annual review by the Company's Compensation Committee and may be increased at the discretion of the Compensation Committee. Upon a change in control (as defined in the agreement), the agreement automatically extends to a two-year term. If, prior to (or more than two years following) a change in control, Dr. Muney's employment with the Company is terminated by the Company without cause by Dr. Muney for good reason (as such terms are defined in the agreement), or by notice by the Company of non-renewal, he would receive a payment equal to the sum of his annual bonus during the fiscal year prior to the date of termination and his base salary during the prior twelve months to be paid over twelve months. The agreement further provides that if, during the two-year period following a change in control, Dr. Muney's employment is terminated by the Company without cause, or by Dr. Muney for good reason, he would receive a lump sum payment equal to two times the sum of his highest annual rate of base salary during the thirty-six month period immediately prior to the date of termination and his highest annual bonus earned during the three fiscal years immediately preceding the date of termination, and continued welfare benefits for two years. The agreement also provides that if any payments made to Dr. Muney pursuant to the agreement or otherwise would be subject to any excise tax under Section 4999 of the Internal Revenue Code, the Company will provide him with an additional payment such that he retains a net amount equal to the payments he would have retained if such excise tax had not applied. The agreement further provides that Dr. Muney agrees not to compete with the Company for a period of one year if he voluntarily terminates employment prior to the end of the employment term, unless such termination is for good reason, is approved by the Company's Board of Directors or is within the two-year period following a change in control.

      In July 1998, the Company entered into an employment agreement with Mr. Thompson for Mr. Thompson to serve as Vice President, Finance. In March 2000, the Company amended Mr. Thompson's agreement to provide for Mr. Thompson to serve as the Company's Executive Vice President and Chief Financial Officer. The agreement, as amended, provides for an initial two-year term and for automatic renewals for an additional two years upon each second anniversary of the effective date of the agreement unless prior notice not to renew is given by either party. Upon a change in control of the Company, the term of the agreement shall be extended automatically to two years from the date of such change in control. Under the amended agreement, Mr. Thompson received an initial annual base salary of $325,000 and receives an annual discretionary performance bonus, provided, however, that (i) for each year Mr. Thompson's target bonus opportunity shall be 60% of base salary up to a maximum of 75% of base salary and (ii) Mr. Thompson's year 2000 bonus payments were guaranteed to be 75% of his base salary. Mr. Thompson's base salary is subject to annual review by the Company's Compensation Committee. In connection with his original agreement, Mr. Thompson was granted an initial option to acquire 125,000 shares of Company Common Stock at a purchase price of $6.625. In addition, in July 1998 the Company provided Mr. Thompson with a $160,000 secured loan (the "Thompson Loan") which Mr. Thompson repaid in full on January 31, 2001. The Thompson Loan was provided upon the following terms: (i) interest at the lowest rate to avoid imputed income (6.1%); (ii) repayable in three designated annual installments, together with accrued interest; and (iii) the Thompson Loan would have been forgiven if Mr. Thompson was terminated without cause following a change in control. The current amount of interest and principal outstanding under the Thompson Loan is zero and the largest amount of interest and principal ever outstanding under the Thompson Loan was $165,459.40.

      Under the agreement, if prior to (or more than two years following) a change in control, Mr. Thompson is terminated without cause (other than for disability), for good reason (as such terms are defined in his agreement), or upon failure of the Company to renew the agreement, the Company shall (i) pay him an amount equal to two times the sum of his base salary earned during the preceding twelve months plus the greater of the maximum bonus amount payable under the agreement or the annual bonus earned by Mr. Thomson in respect of the fiscal year immediately preceding his date of termination, and (ii) continue to provide him with medical and dental benefits for one year following his date of termination. If, within two years following a change in control, the Company terminates Mr. Thompson's employment without cause (other than for disability) or Mr. Thompson terminates his employment for good reason, then the Company shall (i) pay Mr. Thompson an amount equal to two times the sum of his highest annual base salary earned during the preceding three-year period plus the greater of (A) the target bonus amount earned during the preceding fiscal year or (B) the highest bonus amount earned by Mr. Thompson in respect of the preceding three years, (ii) cause Mr. Thompson's stock options to immediately vest and become fully exercisable and (iii) provide him with medical and dental benefits for two years thereafter. The agreement further provides that Mr. Thompson forfeits all rights to payment under the agreement if he competes with the Company either during his employment with the Company or during the one-year period following his termination of employment. The agreement also provides that if any payments made to Mr. Thompson pursuant to the agreement or otherwise would be subject to any excise tax under Section 4999 of the Internal Revenue Code, the Company will provide him with an additional payment such that he retains a net amount equal to the payments he would have retained if such excise tax had not applied.

      In April 1998, the Company entered into an employment agreement with Mr. Richardson to serve as Special Counsel to the Chief Executive Officer. In December 1999, the Company amended the employment agreement to provide for Mr. Richardson to serve as the Company's Executive Vice President and General Counsel. The agreement will expire on December 31, 2001. Under the terms of the agreement, during 2001, Mr. Richardson is employed part-time and receives a salary in the minimum amount of $200,000 and is not eligible for a performance bonus. If, prior to (or more than two years following) a change in control (as such term is defined in the agreement), Mr. Richardson terminates his employment for good reason or his employment is terminated by the Company without cause (other than for retirement or disability) (as such terms are defined in the agreement), then he will be paid, in twelve equal monthly installments, an amount equal to the sum of his base salary during the twelve-month period immediately preceding his date of termination, plus his annual bonus in respect of the fiscal year immediately preceding his date of termination, divided by twelve. If, during the two-year period following a change in control, Mr. Richardson is terminated by the Company without cause or Mr. Richardson terminates his employment for good reason, he would receive a lump sum payment equal to two times the sum of his highest annual rate of base salary during the three-year period immediately prior to the date of termination and his highest annual bonus earned during the three fiscal years immediately proceeding the date of termination and continued welfare benefits for two years. The amended agreement further provides that Mr. Richardson agrees not to compete with the Company nor recruit employees of the Company to leave for a period of one year if he voluntarily terminates employment prior to the end of the employment term, unless such termination is for good reason (as defined in the agreement), is approved by the Board, or is within the two-year period following a change in control (as defined in the agreement). The agreement also provides that if any payments made to Mr. Richardson pursuant to the agreement or otherwise would be subject to any excise tax under Section 4999 of the Internal Revenue Code, the Company will provide him with an additional payment such that he retains a net amount equal to the payments he would have retained if such excise tax had not applied.

Certain Relationships and Related Transactions

      On February 23, 1998, Stephen F. Wiggins, the founder of the Company, and the Company entered into a three-year Retirement, Consulting and Non-Competition Agreement (the "Retirement Agreement") pursuant to which Mr. Wiggins retired from his position as Chairman of the Board and agreed to continue to act as a consultant to the Company for a period of three years. Mr. Wiggins ceased being a member of the Board of Directors in May 2000 and ceased being a consultant to the Company in February 2001. Under the terms of the Retirement Agreement, the Company agreed to pay Mr. Wiggins a lump sum cash payment of $3,600,000 and, during the term of the Retirement Agreement, an annual amount of $1,800,000, payable monthly. In addition, the Retirement Agreement provides that all of Mr. Wiggins' options vested immediately upon the effective date of the Retirement Agreement and that the expiration dates of the options were extended and shall continue to be exercisable until February 2002. The Retirement Agreement also provided that, through February 2001, Mr. Wiggins would be provided certain fringe benefits and reimbursements of expenses, and that Mr. Wiggins and his dependents were entitled to continue to participate in the Company's group health plan (or equivalent arrangements).

      Following disclosure of the terms of the Retirement Agreement, certain regulators, including the New York State Insurance Department, expressed concern that the cost of the Retirement Agreement would raise costs for the Company's policyholders. The Company has confirmed that the cost of the Retirement Agreement will be paid by the Company and will not be allocated directly or indirectly to its regulated subsidiaries and will have no impact on premiums for employer groups and members. The Company has suspended payments under the Retirement Agreement pending further discussions with these officials.

      The above notwithstanding, the Board of Directors carefully considered the need for a smooth management transition (including Mr. Wiggins' standing with employees as founder of the Company), Mr. Wiggins' pre-existing contractual rights and the value of an ongoing non-competition and non-solicitation agreement with Mr. Wiggins. The Board's assessment, with the advice of outside experts, was that the aforementioned agreements were reasonable. These agreements were structured so as not to affect the regulated subsidiaries and individual consumers and were in the best interests of the Company, its policyholders and its shareholders.

      In March 2001, the Company entered into an employment agreement with Mr. Berg for Mr. Berg to serve as the Company's President and Chief Operating Officer. The agreement provides for an initial two-year term and automatic renewal for an additional two years upon each second anniversary of its effective date, unless prior contrary notice is given not less than three months in advance of such anniversary. Under the terms of the agreement, Mr. Berg receives an annual base salary of $600,000 and is eligible to receive an annual performance bonus in an annualized amount no greater than $600,000. Mr. Berg's base salary is subject to annual review by the Board of Directors and may be increased at the discretion of the Compensation Committee. In connection with the agreement, Mr. Berg was awarded a stock option to acquire 300,000 shares of the Company's Common Stock at an exercise price of $27.3125 per share. If Mr. Berg shall die during the term of the agreement, the Company shall pay to his designee or his estate the sum of his base salary at the time of his death and his bonus (not less than $600,000), amortized in twenty-six bi-weekly payments.

      If, prior to (or more than two years following) a change in control of the Company (as defined in the agreement), Mr. Berg is terminated without cause (other than for retirement or disability) or Mr. Berg terminates employment for good reason (as such terms are defined in the agreement), or if Mr. Berg's agreement is not renewed by the Company, he would receive a payment equal to the sum of (i) two times his base salary at his date of termination plus (ii) two times his annual bonus earned in the fiscal year immediately preceding his date of termination (not less than $600,000). Such amounts would be paid in twenty-four equal monthly installments. In addition, Mr. Berg would be provided the same level of benefits he received prior to his date of termination. Under the agreement, Mr. Berg has agreed that, for a one-year period following his date of termination (unless such termination is within the two-year period following a change in control), he will not compete with the Company nor solicit any actual or prospective customers of the Company nor hire any employees of the Company.

      If, within the two years following a change in control, Mr. Berg is terminated without cause (other than retirement or disability) or terminates employment for good reason, the Company would (i) make a lump sum cash payment to him equal to two times the sum of (x) his highest annual rate of base salary during the three-year period immediately prior to the date of termination and
(y) the highest annual bonus (which shall be deemed to be no less than $600,000) earned by him during the three fiscal years immediately preceding the date of termination, (ii) cause his stock options to vest and become immediately excisable and (iii) continue to receive welfare benefits coverage two years following his date of termination. The agreement also provides that if any payments made to Mr. Berg pursuant to the agreement or otherwise would be subject to any excise tax under Section 4999 of the Internal Revenue Code, the Company will provide him with an additional payment such that he retains a net amount equal to the payments he would have retained if such excise tax had not applied.

      In September 2000, the Company entered into an employment agreement with Mr. Gregoire for Mr. Gregoire to serve as Executive Vice President, General Counsel and Secretary of the Company commencing December 31, 2000. The agreement provides for an initial four-year term and for automatic renewals for additional two-year terms beginning on the fourth anniversary of the effective date of the agreement, unless prior notice not to renew is given by either party. Upon a change in control of the Company, the term of the agreement shall be extended automatically to two years from the date of such change in control. The agreement further provides that Mr. Gregoire shall receive an annual base salary of $400,000 and an annual discretionary performance bonus, provided, however, that such amount shall be at least $250,000. Mr. Gregoire's base salary is subject to annual review by the Company's Compensation Committee. In addition, the Company paid Mr. Gregoire a sign-on bonus of $150,000 and granted him options to purchase 125,000 shares of Common Stock at an exercise price of $40 per share. Further, the Company provided Mr. Gregoire with a $35,000 loan and a $165,000 loan (the "Gregoire Loans") upon the following terms: (i) interest at the lowest rate to avoid imputed income (currently 6.1%); (ii) repayable in one installment, together with accrued interest, three years from the origination date; and (iii) the Gregoire Loans will be forgiven if Mr. Gregoire is terminated without cause or terminates his employment for good reason following a change in control. The current amount of interest and principal outstanding under the Gregoire Loans is $204,413, which is the largest amount of interest and principal ever outstanding under the Gregoire Loans.

      Under the agreement, if, prior to the second anniversary of the agreement, either prior to a change in control or following the two-year period after a change in control, Mr. Gregoire is terminated without cause, for good reason or by notice of non-renewal by the Company, the Company shall (i) pay him an amount equal to two times the sum of his base salary plus his bonus earned during the preceding twelve months and (ii) continue to provide him with medical and dental benefits for two years following his date of termination. If, after the second anniversary of the agreement and prior to a change in control or following the two-year period after a change in control, Mr. Gregoire is terminated without cause, for good reason or by notice of non-renewal by the

Company, the Company shall (i) pay him an amount equal to the sum of his base salary plus his bonus earned during the preceding twelve months and (ii) continue to provide him with medical and dental benefits for one year following his date of termination. If Mr. Gregoire's employment with the Company terminates within the two years following a change in control, either by the Company without cause or by Mr. Gregoire for good reason, the Company shall (i) pay Mr. Gregoire a lump sum amount equal to two times the sum of his highest annual salary and his highest annual bonus earned during the preceding three-year period and (ii) provide him with medical, dental, accident, disability and life insurance for two years thereafter. The agreement further provides that under certain circumstances, Mr. Gregoire shall not compete with the Company either during his employment with the Company or during the one-year period following his termination of employment. The agreement also provides that if any payments made to Mr. Gregoire pursuant to the agreement or otherwise would be subject to any excise tax under Section 4999 of the Internal Revenue Code, the Company will provide him with an additional payment such that he retains a net amount equal to the payments he would have retained if such excise tax had not applied.

      Pursuant to the terms of the Investment Agreement dated as of February 23, 1998 (the "Investment Agreement") by and between the Company and TPG Partners II, L.P. ("TPG Partners"), certain affiliates of TPG Partners and certain assignees of TPG Partners (together, the "Investors") purchased $350 million of preferred stock and warrants to purchase Common Stock. In the Investment Agreement, the Company agreed to appoint Norman C. Payson, M.D. as its Chief Executive Officer and as a Director, to amend its by-laws to require a super-majority vote to remove the chief executive officer and that TPG would be entitled to nominate four additional directors. Messrs. Bonderman, Coslet, Coulter and Thiry were nominated by TPG pursuant to the Investment Agreement. In December 2000, the Company exchanged or repurchased all of the preferred stock and warrants, issued 10,986,455 shares of newly issued Common Stock to the Investors and terminated the Investment Agreement. As of March 1, 2001, the Investors own less than 5% of the Company's total shares of Common Stock issued and outstanding.

Compensation Committee Interlocks and Insider Participation

      During 2000, Messrs. Coulter, Milligan, Scully and Thiry served as members of the Company's Compensation Committee.

      Mr. Coulter is a principal of TPG. In the Investment Agreement (described above), the Company agreed to appoint Dr. Payson as its Chief Executive Officer and as a Director and agreed that TPG would be entitled to nominate four additional directors. Messrs. Bonderman, Coslet, Coulter and Thiry were nominated to serve as directors by TPG pursuant to the Investment Agreement. In December 2000, the Investment Agreement was terminated.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with regard to the beneficial ownership of the Company's Common Stock as of March 1, 2001, unless otherwise indicated, by (i) each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of Common Stock, (ii) each director and the nominees for director, (iii) each of the executive officers named in the Summary Compensation Table and (iv) the directors and all executive officers as a group.

------------------------------------------------------------------------------------------------------------
                                                                               Ownership (1)
                                                                               -------------
Name                                                                   Common Stock         Percent
----                                                                   ------------         -------
Norman C. Payson, M.D. (2)                                             3,916,682              3.97%

Charles M. Schneider (3)                                                 400,000                *

Kurt B. Thompson (4)                                                      31,250                *

Alan M. Muney, M.D., M.H.A. (5)                                           52,812                *

Jon S. Richardson (6)                                                     42,500                *

David Bonderman (7)                                                    3,796,673              3.85%

Joseph W. Brown (8)                                                       1,250

Jonathan J. Coslet (9)                                                    10,900                *

James G. Coulter (10)                                                  3,796,673              3.85%

Robert B. Milligan, Jr. (11)                                              11,875                *

Fred F. Nazem (12)                                                        42,500                *

Benjamin H. Safirstein, M.D. (13)                                         27,500                *

Thomas A. Scully (14)                                                     57,500                *

Kent J. Thiry (15)                                                         7,500                *

All Executive Officers and Directors as a Group                        4,808,769              4.88%
(15 persons) (16)
------------------------------------------------------------------------------------------------------------

----------
*Less than one percent.
(1) For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any Common Stock that such person or group has the right to acquire within 60 days after March 1, 2001. For purposes of computing the percentage of outstanding Common Stock held by each person or group of persons named above, any shares that such person or group has the right to acquire within 60 days after March 1, 2001 are deemed outstanding but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person or group.
(2) Includes 2,600,015 shares of Common Stock issuable upon exercise of vested stock options and 316,667 shares of Common Stock issuable upon exercise of stock options that will vest within 60 days. Dr. Payson currently holds unvested options to purchase 1,583,318 additional shares of Common Stock.
(3) Includes 400,000 shares of Common Stock issuable upon exercise of stock options, but excludes approximately 55 shares held in the Savings Plan. As of March 12, 2001, all of Mr. Schneider's unvested options expired upon termination of his employment and the unvested portion of his Common Stock holdings in the Savings Plan were relinquished.
(4) Includes 12,500 shares of Common Stock issuable upon exercise of vested stock options and 18,750 shares of Common Stock issuable upon exercise of stock options that will vest within 60 days, but excludes approximately 365 shares held in the Savings Plan, of which 40% are vested. Mr. Thompson currently holds unvested options to purchase 262,501 additional shares of Common Stock.
(5) Includes 47,812 shares of Common Stock issuable upon exercise of stock options that will vest within 60 days. Dr. Muney currently holds unvested options to purchase 169,376 additional shares of Common Stock.
(6) Includes 42,500 shares of Common Stock issuable upon exercise of stock options that will vest within 60 days. Mr. Richardson currently holds unvested options to purchase 72,500 additional shares of Common Stock.
(7) Includes 7,500 shares of Common Stock issuable upon exercise of options and 3,789,173 shares Common Stock currently owned by TPG Partners II, L.P. ("TPG Partners"), TPG Parallel II, L.P. ("TPG Parallel") and TPG Investors II, L.P. ("TPG Investors", together with TPG Partners and TPG Parallel, the "TPG Entities"). Mr. Bonderman, a director of the Company, is a director, executive officer and stockholder of TPG Advisors II, Inc. ("TPG Advisors"). TPG Advisors is the general partner of TPG GenPar II, L.P., which is, in turn, the general partner of each of TPG Partners, TPG Parallel and TPG Investors. Mr. Bonderman disclaims beneficial ownership of the securities owned by the TPG Entities. Mr. Bonderman currently holds unvested options to purchase 7,500 additional shares of Common Stock.
(8) Includes 1,250 shares of Common Stock issuable upon exercise of options. Mr. Brown currently holds unvested options to purchase 3,750 additional shares of Common Stock.
(9) Includes 7,500 shares of Common Stock issuable upon exercise of options. Mr. Coslet currently holds unvested options to purchase 7,500 additional shares of Common Stock.
(10) Includes 7,500 shares of Common Stock issuable upon exercise of options and 3,789,173 shares Common Stock currently owned by the TPG Entities. Mr. Coulter, a director of the Company, is a director, executive officer and stockholder of TPG Advisors. TPG Advisors is the general partner of TPG GenPar II, L.P., which is, in turn, the general partner of each of TPG Partners, TPG Parallel and TPG Investors. Mr. Coulter disclaims beneficial ownership of the securities owned by the TPG Entities. Mr. Coulter currently holds unvested options to purchase 7,500 additional shares of Common Stock.
(11) Includes 11,875 shares of Common Stock issuable upon exercise of options. Mr. Milligan currently holds unvested options to purchase 7,500 additional shares of Common Stock.
(12) Includes 42,500 shares of Common Stock issuable upon exercise of stock options. Mr. Nazem currently holds unvested options to purchase 7,500 additional shares of Common Stock.
(13) Includes 27,500 shares of Common Stock issuable upon exercise of options. Dr. Safirstein currently holds unvested options to purchase 16,250 additional shares of Common Stock.
(14) Includes 57,500 shares of Common Stock issuable upon exercise of options. Mr. Scully currently holds unvested options to purchase 7,500 additional shares of Common Stock.
(15) Includes 7,500 shares of Common Stock issuable upon exercise of options. Mr. Thiry currently holds unvested options to purchase 7,500 additional shares of Common Stock.
(16) Includes 3,187,140 shares of Common Stock issuable upon exercise of vested options and 470,729 shares of Common Stock issuable upon exercise of stock options that will vest within 60 days, but does not include shares of Common Stock owned by the TPG Entities as described above or shares held in the Savings Plan.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Report of the Compensation Committee

      Compensation Philosophy

      The Compensation Committee of the Board is responsible for reviewing the Company's executive compensation program and policies each year and determining the compensation of the Company's executive officers. The Company's compensation programs and policies are designed to provide incentives that account for value delivered to the Company's stockholders and that attract and retain individuals of outstanding ability in key positions. The Committee recognizes (i) individual performance and the performance of the Company in addressing immediate financial and operational challenges, (ii) the Company's performance relative to the performance of other companies of comparable size, complexity and quality, and
(iii) performance that supports both the short-term and long-term goals of the Company. In 2000, the Compensation Committee sought to establish compensation programs that would aid in the recruitment and retention of experienced managers and to help develop and implement plans to improve the Company's financial and operating performance. This required providing incentives tied to enhancing shareholder value while providing meaningful retention incentives. In addition to exercising its business judgment, the Committee has also sought the advice of nationally recognized consultants in developing its executive compensation policies and agreements. The Committee believes that the executive compensation program includes elements that, taken together, constitute an appropriate method of establishing total compensation for senior management given the circumstances applicable to the Company.

      The compensation of the Company's executive officers, including the executives named herein and the Chief Executive Officer, consists of four key components: (i) base salary; (ii) annual incentive bonus; (iii) amounts deferred and matching contributions by the Company under a long-term qualified defined contribution plan; and (iv) stock options. The compensation packages are designed to set total compensation at levels comparable to total compensation paid to similarly positioned executives at peer companies selected and reviewed by the Committee and its consultants. An executive's total compensation relative to the range paid by the peer companies depends upon the executive's experience, level and scope of responsibility within the Company and individual performance. The majority of the Company's executive officers have employment agreements that establish base salary and bonus opportunities and that were entered into following arm's length negotiations with the respective executive officers.

      Compensation of Chief Executive Officer

      During 2000, Dr. Payson served as the Company's Chief Executive Officer. Dr. Payson's base salary was determined with reference to Dr. Payson's Employment Agreement (the "Payson Agreement"), which was the subject of arm's length negotiations between representatives of the Committee and Dr. Payson in early 1998. In arriving at the terms of the Payson Agreement, the Committee considered the need to provide incentives that would encourage an executive with Dr. Payson's experience and background to join the Company as Chief Executive Officer and align his personal interests with those of the Company's shareholders. Accordingly, Dr. Payson's compensation principally consists of stock options, which provide value to Dr. Payson only if there is appreciation in the price of the Company's Common Stock. A large portion of Dr. Payson's stock options vest over a four-year period. Some of the stock options granted to Dr. Payson upon his initial hire vest on a monthly basis over a three-year period and a portion of the stock options granted to Dr. Payson in 2000 vest on a quarterly basis over a two-year period. In addition, the Payson Agreement required that Dr. Payson personally invest $10 million through purchase of the Company's Common Stock and provides material transfer restrictions on both the purchased and option shares. In the Committee's view, these provisions should provide significant incentives for Dr. Payson to work to enhance shareholder value given the extent of his personal investment in the Company's Common Stock. The Payson Agreement also provided for salary of $350,000 and a discretionary bonus payment in 2000.

      Compensation of Executive Officers

      Compensation paid to the Company's executive officers for 2000 consisted primarily of base salary, bonus compensation and grants of stock options. In determining the compensation for each of the Company's executive officers, the Compensation Committee considered such factors as existing contractual commitments, compensation opportunities perceived to be necessary to retain executive officers and the criticality of the executives to the Company's current and future success. Certain of the employment agreements for executive officers provide for guaranteed bonuses as an inducement to join the Company and to compensate for lost bonus opportunities at previous employers. Several of the executives were also given loans or cash payments, in part, to assist in relocation and commutation costs or in lieu of compensation foregone from a previous employer. Stock option grants were determined by the Committee based on grants to similarly positioned executives at peer companies, the ability of the officer to contribute to enhancement of the value of the Company's Common Stock and a determination of the level of grant needed to provide adequate incentives to join or remain with the Company and promote enhancement of shareholder value. Except for a portion of the stock options granted to Dr. Payson, the stock options granted in 2000 to the executive officers named herein vest on a quarterly basis over a two-year period as part of the Committee's retention strategy. The Company is also proposing for shareholder approval the 2001 Management Incentive Compensation Plan which is the subject of Proposal Number Two in this Proxy Statement.

      In connection with the ongoing compensation plans, the Committee intends to continue to promote compensation structures that, in the Committee's opinion, provide features that properly align the Company's executive compensation with corporate performance and the interest of its shareholders and that offer competitive compensation relevant to comparable opportunities in the marketplace.

                                                      The Compensation Committee
                                                      Robert B. Milligan, Jr.
                                                      James G. Coulter
                                                      Thomas A. Scully
                                                      Kent J. Thiry

                             AUDIT COMMITTEE REPORT

      The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the committee are "independent", as required by applicable listing standards of the Nasdaq national market. The Committee operates pursuant to a Charter that was amended and restated by the Board on February 22, 2001, a copy of which is attached to this Proxy Statement as Appendix A. As set forth in the Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

      In performance of this oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by Independence Standard Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has considered whether the provision of non-audit services by the independent auditors to the Company is compatible with maintaining the auditor's independence and has discussed with the auditors the auditors' independence.

      The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent".

      Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Charter, the Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the Securities and Exchange Commission.

                                                             The Audit Committee
                                                             Joseph W. Brown
                                                             Jonathan J. Coslet
                                                             Fred F. Nazem
                                                             Thomas A. Scully

                                PERFORMANCE GRAPH

      The following graph compares the change in the Company's cumulative total return on its Common Stock to (a) the change in the cumulative total return on the stocks included in the NASDAQ Composite Index for U.S. Companies and (b) the change in the cumulative total return on the stocks included in NASDAQ Health Services Index assuming an investment of $100 made on December 31, 1994 and comparing relative values on December 31, 1995, 1996, 1997, 1998, 1999 and 2000. All of these cumulative total returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the period. Note that the Common Stock price performance shown below should not be viewed as being indicative of future performance.

------------------------------------------------------------------------------------------------------------------------------------
                                      12/31/94      12/31/95      12/31/96      12/31/97      12/31/98     12/31/99      12/31/00
                                      ----------------------------------------------------------------------------------------------
Oxford Health Plans, Inc.             $100.00       $186.43       $295.58       $78.55        $75.08       $64.04        $199.36
NASDAQ Stock Market Index             100.00        141.31        173.89        213.07        300.25       542.43        335.80
NASDAQ Health Services Stock Index    100.00        126.77        126.57        128.99        109.29       90.32         121.43
------------------------------------------------------------------------------------------------------------------------------------

      The information set forth above under the headings "Report of the Compensation Committee", "Report of the Audit Committee" and "Performance Graph" does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference therein.

                               PROPOSAL NUMBER TWO

                   2001 MANAGEMENT INCENTIVE COMPENSATION PLAN

      The 2001 Management Incentive Compensation Plan (the "Plan") is intended to promote the financial interests and growth of the Company and its subsidiaries by: (i) attracting and retaining executive officers possessing outstanding ability; (ii) motivating such officers by means of performance-related incentives; and (iii) providing incentive compensation opportunities that are competitive with those of other major health care companies. Stockholder approval of the Plan is required if payments from the Plan are to be tax deductible as performance-based compensation under Section 162(m) of the Internal Revenue Code (the "Code"), which limits the deductibility by publicly held companies of compensation amounts paid to certain senior officers that exceed $1,000,000. Accordingly, shareholder approval is being sought to permit the Company to receive the benefit of the favorable tax deduction for such payments. The Company plans to make payments under the Plan. If the Plan is not approved by the stockholders, the Company will not receive the benefit of being able to take a tax deduction for certain of these payments. The following brief description of the principal features of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which has been included as Appendix B to this Proxy Statement.

      The Plan became effective as of January 1, 2001, and will remain in effect through the payment of the bonuses for the period ending December 31, 2005 unless terminated earlier, provided, however, that the Plan shall not terminate following such date if it is reapproved by the Company's stockholders or if such reapproval is not required by Section 162(m) of the Code. The Plan is administered by the Compensation Committee of the Board of Directors. The Plan provides for two bonus plans with different measurement periods: an annual bonus (the "Annual Plan") and a three-year long-term bonus (the "Long-Term Plan"). All employees who fall within the definition of "Covered Employee" under Section 162(m) of the Code are eligible to participate in the Annual Plan and the Long-Term Plan (each a "Participant"). Generally, the term "Covered Employee" includes the chief executive officer and the four most highly compensated executive officers. Within 90 days of the beginning of each bonus period, the Committee shall establish performance goals and target awards for each Participant.

      The Company has previously maintained an annual bonus plan for Covered Employees substantially similar to the Annual Plan presented and described herein. The Company also has an annual bonus plan for approximately 120 employees in certain management positions, excluding the Covered Employees, that is substantially similar to the Plan presented herein. Further, ten employees in the position of senior vice president and above, but excluding the Covered Employees, are eligible to participate in an annual bonus plan and a long-term incentive plan that is identical to the Plan presented herein. Lastly, the Company has a bonus plan that provides for the payment of discretionary bonuses to all other employees. These other bonus plans are not being presented for shareholder approval.

      No awards shall be paid to any Participant who terminates employment prior to the payment of the award for the applicable plan period. Upon a change in control (as that term is defined in the Company's 1991 Stock Option Plan) of the Company, the Committee may determine to pay target awards, as if the performance goals had been achieved, for the plan period in which the change in control occurs.

      The Board of Directors may amend, suspend or terminate the Plan or any portion thereof at any time, except that without the consent of a Participant no amendment, suspension or termination may adversely affect the rights of the Participant with respect to awards previously made to such Participants or to the right to receive an award under the Long-Term Plan upon satisfaction of the requirements therefore.

      The Annual Plan

      The performance goals for the Annual Plan shall be selected from the following criteria: improvement in health care quality and delivery of members; membership growth; revenue growth; earnings per share; administrative and medical expense; employee satisfaction; budget compliance; the quality of service provided to members of the Company's health care benefit plans; the overall levels of customer, participating provider and employee well-being and satisfaction with the Company's health care benefit plans; return on equity; geographic and other expansion; stock price performance; net income and other similar financial performance metrics and quality standards developed by the Committee. Currently, there are five employees who are eligible to participate in the Annual Plan. The Company may pay cash bonuses to those Participants who are selected by the Committee to participate in the Annual Plan. The Committee shall have the authority to select Participants, determine the size of awards to be made under the Annual Plan, establish from time to time regulations for the administration of the Annual Plan, pro rate awards, interpret the Annual Plan and make all determinations deemed necessary or advisable for the administration of the Annual Plan.

      Each Participant shall receive a percentage of such Participant's annual base salary for each performance goal achieved during the plan periods, with a maximum aggregate award amount of 200% of the Participant's base salary. In no event shall a Participant earn an award under the Annual Plan in an amount in excess of $2,000,000 for any plan period. Furthermore, the Committee, may, in its discretion, reduce or eliminate awards under the Annual Plan and may delegate the final distribution determinations of the amounts to be made to each Participant to the Chief Executive Officer.

      Because the performance goals to be applicable for any Annual Plan period will be determined by the Committee at the beginning of each Annual Plan period, and the amount, if any, payable to any Participant will depend upon the extent to which such performance goals are satisfied, it is not possible to determine the benefits or amounts that will be received by any particular Participant for the current Annual Plan or any plan periods in the future. However, for 2000 the Committee employed a methodology for determining the bonuses of the executive officers of the Company and its subsidiaries that was substantially similar to that which is expected to be used for the 2001 Annual Bonus. The cash bonuses for 2000 for certain individuals and groups under the Company's existing annual bonus plan, which were paid at the end of 2000 or early 2001, were as follows:

------------------------------------------------------------------------------------------------------------------------------------
                                                    POTENTIAL NEW PLAN BENEFITS
                                                         ANNUAL BONUS PLAN
Name and Position                                                                                             Dollar Value
-----------------                                                                                             ------------
Norman C. Payson, M.D.,
   Chairman and Chief Executive Officer                                                                          $350,000
Charles M. Schneider,
   President and Chief Operating Officer (1)                                                                     $600,000
Kurt B. Thompson,
   Executive Vice President and Chief Financial Officer                                                          $243,800
Alan M. Muney, M.D., M.H.A.,
   Executive Vice President, Chief Medical Officer                                                               $285,000
Jon S. Richardson,
   Executive Vice President and General Counsel (2)                                                              $175,000
All Current Executive Officers as a
   Group (5 persons) (3)                                                                                       $1,478,800
All Non-Executive Directors
   as a Group (4)                                                                                                      --
All Employees and Officers who are not
   Executive Officers as a Group (5)                                                                                   --
------------------------------------------------------------------------------------------------------------------------------------

(1) Mr. Schneider's 2000 annual bonus was determined by the provisions of his employment agreement. Mr. Schneider became ineligible to participate in the Annual Plan in March 2001.
(2) Mr. Richardson became ineligible to participate in the Annual Plan in December 2000.
(3) Includes Messrs. Thompson, Gregoire and Berg and Drs. Payson and Muney; provided, however, no bonus amount has been included for Mr. Gregoire because he was not an executive officer of the Company in 2000.
(4)   Non-Executive Directors are not eligible for participation in the Annual
      Plan.
(5) Employees and officers who are not Covered Employees within the definition of 162(m) of the Code are not eligible for participation in the Annual Plan as set forth herein, however, they are eligible for participation in similar annual bonus plans, as described above.

The Long-Term Plan

      The performance period for the Long-Term Plan consists of a three-year period beginning January 1, 2001 through December 31, 2003, and each subsequent three-year period beginning January 1, 2002, with the first potential payments under the Long-Term Plan being made in early 2004. Payments under the Long-Term Plan will be based on the average annual salaries of Participants of similar positions and achievement of previously determined earnings per share thresholds, with a maximum aggregate amount of 200% of the Participant's annual base salary paid in the calendar year preceding the payment of the bonus. In no event shall a Participant earn an award under the Long-Term Plan in excess of $2,000,000 for any three-year performance period. The Company must pay cash bonuses to those executive officers of the Company and its subsidiaries who fall within the definition of Covered Employee under Section 162(m) of the Code. The Committee shall have the authority to establish from time to time regulations for the administration of the Long-Term Plan, pro rate awards, interpret the Long-Term Plan and make all determinations deemed necessary or advisable for the administration of the Long-Term Plan.

      The Committee established the goals for the Long-Term Plan in December 2000. Although actual payments to be made under the Long-Term Plan remain subject to achievement of target earnings per share thresholds and the continued employment of the Participants, the following table sets forth the payments that could possibly be made under the Long-Term Plan to certain individuals and groups:

------------------------------------------------------------------------------------------------------------------------------------
                                                    POTENTIAL NEW PLAN BENEFITS
                                                           LONG-TERM PLAN
Name and Position                                                                                           Dollar Value (1)
-----------------                                                                                           -------------
Norman C. Payson, M.D.,
   Chairman and Chief Executive Officer                                                                          $350,000
Charles M. Schneider,
   President and Chief Operating Officer (2)                                                                           --
Kurt B. Thompson,
   Executive Vice President and Chief Financial Officer                                                          $328,000
Alan M. Muney, M.D., M.H.A.,
   Executive Vice President, Chief Medical Officer                                                               $328,000
Jon S. Richardson,
   Executive Vice President and General Counsel (3)                                                                    --
 All Current Executive Officers as a
   Group (5 persons) (4)                                                                                       $1,934,000
 All Non-Executive Directors
   as a Group (5)                                                                                                      --
 All Employees and Officers who are not
   Executive Officers as a Group (6)                                                                                   --
------------------------------------------------------------------------------------------------------------------------------------

(1) Amounts are based on the following assumptions: (i) annual salaries do not increase over the three-year performance period; (ii) the Company achieves target earnings per share goals; and (iii) all eligible participants remain employees of the Company.
(2) Mr. Schneider became ineligible to participate in the Long-Term Plan in March 2001.
(3) Mr. Richardson became ineligible to participate in the Long-Term Plan in December 2000.
(4)   Includes Messrs. Thompson, Gregoire and Berg and Drs. Payson and Muney.
(5) Non-Executive Directors are not eligible for participation in the Long-Term Plan.
(6) Employees and officers who are not Covered Employees within the definition of 162(m) of the Code are not eligible for participation in the Long-Term Plan, however, employees with the title of senior vice president and above (but excluding Covered Employees) are eligible to participate in an identical long-term incentive plan.

      The affirmative vote of the holders of a majority of the shares of Common Stock that are present in person or represented by proxy at the Meeting and entitled to vote is required for approval of the 2001 Management Incentive Compensation Plan.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE 2001
           MANAGEMENT INCENTIVE COMPENSATION PLAN AS DESCRIBED ABOVE.

                              PROPOSAL NUMBER THREE

            STOCKHOLDER PROPOSAL RELATING TO THE ESTABLISHMENT OF AN
                        INDEPENDENT NOMINATING COMMITTEE

      The New York City Employees' Retirement System of 1 Centre Street, New York, New York is the holder of 137,800 shares of Common Stock and has caused the following proposal to be included in this Proxy Statement. The Company is not responsible for any of the contents of the language of the proposal by the stockholder, which is set out below in italics and between quotation marks. The Board of Directors unanimously opposes this proposal by the stockholder for the reasons set forth in the Board of Directors' Statement in Opposition to Proposal Number Three, which follows the proposal by the stockholder.

                              "SHAREHOLDER PROPOSAL
                 CREATION OF AN INDEPENDENT NOMINATING COMMITTEE

Submitted on behalf of the New York City Employees' Retirement System ("NYCERS") by Alan G. Hevesi, Comptroller of the City of New York.

WHEREAS, the board of directors is meant to be an independent body elected by shareholders and charged by law and shareholders with the duty, authority and responsibility to formulate and direct corporate policies, and

WHEREAS, this company has provided that the board may designate from among its members one or more committees, each of which, to the extent allowed, shall have certain designated authority, and

WHEREAS, we believe that directors independent of management are best qualified to act in the interest of shareholders and can take steps necessary to seek, nominate and present new directors to shareholders, and

WHEREAS, we believe the selection of new directors is an area in which inside directors may have a conflict of interest with shareholders, and

WHEREAS, we believe that an increased role for the independent directors would help our company improve its long-term financial condition, stock performance and ability to compete,

NOW THEREFORE BE IT RESOLVED THAT: the shareholders request the company establish a Nominating Committee to recommend candidates to stand for election to the board of directors. The Committee shall be composed solely of independent directors. For these purposes, an independent director is one who: (1) has not been employed by the company, or an affiliate in an executive capacity within the last five years; (2) is not a member of a company that is one of this company's paid advisors or consultants; (3) is not employed by a significant customer or supplier; (4) is not remunerated by the company for personal services (consisting of legal, accounting, investment banking, and management consulting services, whether or not as an employee for a corporation, division, or similar organization that actually provides the personal services, nor an entity from which the company derives more than 50 percent of its gross revenues; (5) is not employed by a tax-exempt organization that receives significant contributions from the company; (6) is not a relative of the management of the company; and (7) is not part of an interlocking directorate in which the CEO or other executive officers of the corporation serves on the board of another corporation that employs the director.

                              STATEMENT OF SUPPORT

As long-term shareholders we are concerned about our company's prospects for profitable growth. This proposal is intended to strengthen the process by which nominees are selected. We believe that this will strengthen the board of directors in its role of advising, overseeing and evaluating management.

We urge you to vote FOR this proposal."

    THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO PROPOSAL NUMBER THREE

      The Board of Directors opposes the proposal to establish an "independent" (as defined in Proposal Number Three) Nominating Committee. The Board of Directors believes that there is no tenable link between the composition of the Nominating Committee and the profitability or growth of the Company and that the current composition of the Nominating Committee is a healthy and productive combination of an individual with extensive knowledge of the Company as a current executive officer and independent directors.

      The Company's existing Nominating Committee considers and makes recommendations on nominations for membership on the Company's Board of Directors. Currently, the Nominating Committee is composed of four members:
Messrs. Bonderman, Milligan and Nazem and Dr. Payson. All but one member of the Company's existing Nominating Committee are independent within the meaning of that word in the stockholder's proposal.

      Under the stockholder's mechanical and arbitrary standard, the Company's Chief Executive Officer would be excluded from membership on the Nominating Committee, thereby depriving the Nominating Committee, the Board of Directors and the Company, as a whole, of the Chief Executive Officer's broad knowledge and experience. The exclusion from the nomination process of directors who do not fit within the stockholder's mechanical and arbitrary definition of independent would diminish the meaningful contribution they could give with respect to selecting candidates with the requisite experience and qualifications for filling vacancies or additions to the Board of Directors. The effect of the proposal would be to arbitrarily deny certain valuable board members the ability to serve on the Nominating Committee. The Board of Directors believes this result to be inappropriate and unlikely to result in any benefit to the stockholders of the Company generally.

      Approval of this proposal would not in itself establish an independent Nominating Committee. Approval of the proposal would only serve as a request that the Board of Directors take the necessary steps to establish an independent Nominating Committee. Establishment of an independent Nominating Committee would require that the Board of Directors exercise its collective business judgment to determine that establishing the qualifications of the members of the Nominating Committee in accordance with this proposal is in the best interest of the Company and to pass a resolution to such effect.

      The affirmative vote of a majority of the shares of Common Stock that are present in person or represented by proxy at the Meeting and entitled to vote is necessary for approval of the stockholder's proposal regarding the establishment of an independent Nominating Committee. Proxies will be voted against the stockholder proposal unless otherwise specified.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST
          THE STOCKHOLDER PROPOSAL RELATING TO THE ESTABLISHMENT OF AN
                        INDEPENDENT NOMINATING COMMITTEE.

                              INDEPENDENT AUDITORS

Identification of Independent Auditors

      Ernst & Young LLP was the Company's independent auditors for the year ended December 31, 2000, and has been selected to be the Company's independent auditors for the year ended December 31, 2001. Representatives of Ernst & Young LLP are expected to be present at the Meeting. They will be given an opportunity to make a statement and will be available to respond to appropriate questions.

Audit Fees

      The aggregate fees billed by Ernst & Young LLP for audit services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and the review of the financial statements included in the Company's Forms 10-Q for the three-month period ended March 31, 2000, the six-month period ended June 30, 2000 and the nine-month period ended September 30, 2000, was $973,700.

Financial Information Systems Design and Implementation Fees

      Ernst & Young LLP did not bill the Company for any information technology consulting services relating to financial information systems design and implementation for the year ended December 31, 2000.

All Other Fees

      In addition to the fees billed by Ernst & Young LLP for the services described above, Ernst & Young LLP provided services related to various non-audit related services. The aggregate fees billed by Ernst & Young LLP for these services for the year ended December 31, 2000 was $811,525 (which includes $385,525 for audit related services and $175,000 for tax services).

                              STOCKHOLDER PROPOSALS

      In order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the 2002 annual meeting of stockholders, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, any proposal by a record holder of Common Stock must be received by the Company at its principal offices in Trumbull, Connecticut, on or before November 29, 2001. In addition, under the Company's bylaws, any proposal for consideration at the 2002 annual meeting of stockholders submitted by a stockholder outside of the processes of Rule 14a-8 of the Securities Exchange Act of 1934 will be considered untimely unless it is received by the Company at least seventy-five days prior to such meeting and is otherwise in compliance with the requirements set forth in the Company's bylaws.

                                  SOLICITATION

      All costs and expenses associated with soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith. In addition, the Company has retained Georgeson Shareholder Communications, Inc., a proxy soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee, estimated not to exceed $7,000, plus reimbursement for out-of-pocket expenses. The total amount of such expenses will be borne by the Company.

                                  OTHER MATTERS

      As of the date of this Proxy Statement, the Board of Directors is not aware of any other business or matters to be presented for consideration at the Meeting other than as set forth in the Notice of Meeting attached to this Proxy Statement. However, if any other business shall come before the Meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority on the individuals named to vote the shares represented by such proxy as to any such matters.

                           ANNUAL REPORT ON FORM 10-K

      The Company will provide without charge to each beneficial holder of its Common Stock on the Record Date, upon the written request of any such person, a copy of the Company's Annual Report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2000, as filed with the Securities and Exchange Commission. Any such request should be made in writing to the Investor Relations Department, Oxford Health Plans, Inc., 48 Monroe Turnpike, Trumbull, Connecticut 06611. The Company's 2000 Annual Report on Form 10-K (without exhibits) and other financial information is also available on the Internet at www.oxfordhealth.com.

                                                                      Appendix A

                            OXFORD HEALTH PLANS, INC.

                             AUDIT COMMITTEE CHARTER

I. Composition of the Audit Committee: The Audit Committee shall be comprised of at least three directors, each of whom shall have no relationship to the Company or its subsidiaries which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and shall otherwise satisfy the applicable membership requirements under the rules of the Nasdaq National Market, or such other national securities exchange upon which the Company's securities are listed, as such requirements are interpreted by the Board of Directors in its business judgment.

II. Purposes of the Audit Committee: The purposes of the Audit Committee are to assist the Board of Directors:

      1. in its oversight of the Company's accounting and financial reporting principles and policies and internal audit controls and procedures;

      2. in its oversight of the Company's financial statements and the independent audit thereof;

      3. in selecting, evaluating and, where deemed appropriate, replacing the outside auditors (or nominating the outside auditors to be proposed for shareholder approval in any proxy statement); and

      4.    in evaluating the independence of the outside auditors.

      The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The outside auditors are responsible for planning and carrying out a proper audit and review of the Company's annual financial statements, reviews of the Company's quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, accountants or auditors by profession or experts in the fields of accounting or auditing including in respect of auditor independence. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct "field work" or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company from which it receives information, (ii) the accuracy of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board of Directors) and (iii) representations made by management as to any information technology, internal audit and other non-audit services provided by the auditors to the Company.

      The outside auditors for the Company are ultimately accountable to the Board of Directors (as assisted by the Audit Committee). The Board of Directors, with the assistance of the Audit Committee, has the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors (or to nominate the outside auditors to be proposed for shareholder approval in the proxy statement).

      The outside auditors shall submit to the Company annually a formal written statement delineating all relationships between the outside auditors and the Company ("Statement as to Independence"),

                                                                      Appendix A

      addressing each non-audit service provided to the Company and at least the matters set forth in Independence Standards Board Standard No. 1.

      The outside auditors shall submit to the Company annually a formal written statement of the fees billed for each of the following categories of services rendered by the outside auditors; (i) the audit of the Company's annual financial statements for the most recent fiscal year and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year; (ii) information technology consulting services for the most recent fiscal year, in the aggregate and by each service (and separately identifying fees for such services relating to financial information systems design and implementation); and
      (iii) all other services rendered by the outside auditors for the most recent fiscal year, in the aggregate and by each service.

III. Meetings of the Audit Committee: The Audit Committee shall meet four times annually, or more frequently if circumstances dictate, to discuss with management the annual audited financial statements and quarterly financial statements and quarterly financial results. In addition to such meetings of the Audit Committee as may be required to discuss the matters set forth in Article IV, the Audit Committee should meet separately at least annually with management, representatives from the internal auditing function and the outside auditors to discuss any matters that the Audit Committee or an of these persons or firms believe should be discussed privately. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or outside auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. Members of the Audit Committee may participate in a meeting of the Audit Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

IV. Duties and Powers of the Audit Committee: To carry out its purposes, the Audit Committee shall have the following duties and powers:

      1.    with respect to the outside auditor,

            (i) to provide advice to the Board of Directors in selecting, evaluating or replacing outside auditors;

            (ii) to review the fees charged by the outside auditors for audit and non-audit services;

            (iii) to ensure that the outside auditors prepare and deliver annually a Statement as to Independence (it being understood that the outside auditors are responsible for the accuracy and completeness of this Statement), to discuss with the outside auditors any relationships or services disclosed in this Statement that may impact the objectivity and independence of the Company's outside auditors and to recommend that the Board of Directors take appropriate action in response to this Statement to satisfy itself of the outside auditors' independence;

            (iv) if applicable, to consider whether the outside auditors' provision of (a) information technology consulting services relating to financial information systems design and implementation and (b) other non-audit services to the Company is compatible with maintaining the independence of the outside auditors; and

            (v) to instruct the outside auditors that the outside auditors are ultimately accountable to the Board of Directors and Audit Committee;

      2. with respect to the internal auditing function, (such function being performed by either a nationally recognized public accounting firm or employees of the Company hired to serve

                                                                      Appendix A

            in the internal auditing department) in either case the main contact for the internal audit function is herein referred to as the "director of the internal audit function",

            (i) to review the appointment and replacement of: (a) and firm selected to perform the internal auditing function or (b) the director of the internal auditing department; and

            (ii) to advise the director of the internal auditing department that he or she is expected to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the internal auditing department and management's responses thereto; and

            (iii) to review the annual internal auditing plan, the scope of the work to be performed and any changes required in the planned scope of the annual internal auditing plan; and

            (iv) to annually review and approve Charter of the internal auditing function;

      3. with respect to financial reporting principles and policies and internal audit controls and procedures,

            (i) to advise management, the internal auditing function and the outside auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices;

            (ii) to consider any reports or communications (and management's and/or the internal audit function's responses thereto) submitted to the Audit Committee by the outside auditors required by or referred to in as may be modified or supplemented, including reports and communications related to:

                  o deficiencies noted in the audit in the design or operation of internal controls;

                  o     consideration of fraud in a financial statement audit;

                  o     detection of illegal acts;

                  o the outside auditor's responsibility under generally accepted auditing standards;

                  o     significant accounting policies;

                  o     management judgments and accounting estimates;

                  o     adjustments arising from the audit;

                  o the responsibility of the outside auditor for other information in documents containing audited financial statements;

                  o     disagreements with management;

                  o     consultation by management with other accountants;

                  o major issues discussed with management prior to retention of the outside auditor;

                  o difficulties encountered with management in performing the audit;

                                                                      Appendix A

                  o the outside auditor's judgments about the quality of the entity's accounting principles; and

                  o reviews of interim financial information conducted by the outside auditor;

            (iii) to meet with management, the director of the internal auditing function and/or the outside auditors:

                  o     to discuss the scope of the annual audit;

                  o     to discuss the audited financial statements;

                  o to discuss any significant matters arising from any audit or report or communication referred to in items 2(ii) or 3(ii) above, whether raised by management, the internal auditing department or the outside auditors, relating to the Company's financial statements;

                  o to review the form of opinion the outside auditors propose to render to the Board of Directors and shareholders;

                  o to discuss significant changes to the Company's auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the outside auditors, the internal auditing department or management; and

                  o to inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks;

            (iv) to obtain from the outside auditors assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under the Securities Exchange Act of 1934; and

            (v) to discuss with the Company's General Counsel any significant legal matters that may have a material effect on the financial statements, the Company's compliance policies, including material notices to or inquiries received from governmental agencies; and

      4.    with respect to reporting and recommendations,

            (i) to prepare any report or other disclosures, including any recommendation of the Audit Committee, required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement;

            (ii) to review this Charter at least annually and recommend any changes to the full Board of Directors; and

            (iii) to report its activities to the full Board of Directors on a regular basis and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate.

V. Resources and Authority of the Audit Committee: The Audit Committee shall have the resources and authority appropriate to discharge its responsibilities, including the authority to engage outside auditors for special audits, reviews and other procedures and to retain special counsel and other experts or consultants.

                                                                      Appendix B

                   2001 MANAGEMENT INCENTIVE COMPENSATION PLAN
                          OF OXFORD HEALTH PLANS, INC.

1. Purpose. The purpose of the 2001 Management Incentive Compensation Plan of Oxford Health Plans, Inc. (the "Plan") is to promote the financial interests and growth of Oxford Health Plans, Inc. (the "Company"), its shareholders, and its subsidiaries, by (i) attracting and retaining executive officers possessing outstanding ability; (ii) motivating such officers to achieve corporate and individual goals by means of annual and long-term performance-related incentives; and (iii) providing incentive compensation opportunities which are competitive with those of other major health care companies.

2. Definitions. The following definitions are applicable to the Plan:

      (a)   "Annual Bonus" means an annual bonus payable in accordance with
            Section 5 hereof.

      (b) "Base Salary" means a Participant's annual rate of base salary effective as of December 31 of the Plan Year.

      (c)   "Board of Directors" means the Board of Directors of the Company.

      (d) "Change in Control" shall mean a Change in Control as defined in the Oxford Health Plans, Inc. 1991 Stock Option Plan.

      (e)   "Code" means the Internal Revenue Code of 1986, as amended.

      (f) "Committee" means the Compensation Committee of the Board of Directors.

      (g) "Covered Employee" means a covered employee as such term is defined in Section 162(m) of the Code, or an employee that the Committee determines might become a covered employee.

      (h) "Earnings Per Share" means the earnings per share of common stock of the Company as determined by the Company.

      (i) "Long-Term Base Salary" means the average of the average annual rate of base salary effective as of December 31 of each of the three years within each Long-Term Performance Period of the individuals of the same title (e.g. chief executive officer, president, executive vice president or senior vice president), provided, however, if a Participant's title has changed as of December 31 of any of the years within a Long-Term Performance Period and the Participant served in such new position for longer than six months, the Participant shall be included in the averaging of the base salaries of the individuals with the same title as such Participant's new position for such year and the Participant's Long-Term Cash Incentive Award shall be pro-rated to reflect the number of years in the new position.

      (j) "Long-Term Cash Incentive Award" means a cash incentive award payable in accordance with Section 6 hereof.

      (k) "Long-Term Performance Period" means the three-year period beginning January 1, 2001 and ending December 31, 2003 and each subsequent three-year period beginning January 1, 2002.

      (l) "Participant" means each Covered Employee of the Company (including officers of any subsidiaries of the Company who are Covered Employees) who is selected by the Committee to participate in the Plan.

      (m)   "Plan Year" means the calendar year.

                                                                      Appendix B

3. Administration. The Plan shall be administered by the Committee. The Committee may delegate its duties and powers in whole or in part (i) to a subcommittee thereof consisting solely of at least two "outside directors," as defined under Section 162(m) of the Code, or (ii) to the extent consistent with
Section 162(m) of the Code, to any other individual or individuals. Subject to the express provisions of the Plan, the Committee shall have authority to:

      (i) select the Participants to be granted an Annual Bonus or a Long-Term Cash Incentive Award (collectively, an "award");

      (ii) determine the size of awards to be made under the Plan, subject to Sections 5 and 6 hereof, to modify the terms of any award that has been granted (except with respect to any modification which would increase the amount of compensation payable to a Covered Employee);

      (iii) establish from time to time regulations for the administration of the Plan, interpret the Plan, and make all determinations deemed necessary or advisable for the administration of the Plan.

If the Committee determines that an award to be granted to a Covered Employee should qualify as "performance based compensation" for purposes of Section 162(m) of the Code, all of the foregoing determinations shall be made by the Committee, if the Committee is comprised solely of "outside directors" and, if it is not, then by a subcommittee of the Committee so comprised.

4. Participation. Participants in the Plan shall be selected for each Plan Year from those Participants who have contributed, or have the capacity for contributing, in a substantial measure to the successful performance of the Company for that Plan Year. No such Participant shall at any time have a right to be selected as a Participant in the Plan for any Plan Year, to be entitled automatically to an award, nor, having been selected as a Participant for one Plan Year, to be a Participant in any other Plan Year. Participants shall be entitled to a Long-Term Incentive Award if the performance goals have been met and certified by the Committee and the Participant is an employee of the Company on the date of payment of the award.

5. Performance Goals for Annual Bonuses. (a) The Committee shall establish objective performance goals and threshold, target and maximum awards for each Participant prior to the beginning of each Plan Year (or such later date as may be prescribed by the Internal Revenue Service for purposes of satisfying the requirements of Section 162(m) of the Code). The performance goals for a Plan Year shall be selected by the Committee from the following criteria: improvement in health care quality and delivery to members; membership growth; revenue growth; earnings per share; administrative and medical expenses; employee satisfaction; budget compliance; the quality of service provided to members of the Company's health care benefit plans; the overall levels of customer, participating provider and employee well-being and satisfaction with the Company's health care benefit plans; return on equity; geographic or other expansion; stock price performance; net income and other similar financial performance metrics and quality standards developed by the Committee. The Committee shall consider such information as it shall deem appropriate in setting the performance goals for the Annual Bonus. Each Participant shall receive a percentage of Base Salary for the applicable Plan Year with a maximum aggregate amount of 200% of a Participant's Base Salary. In no event shall a Participant in any Performance Period earn an Annual Bonus under the Plan in excess of $2,000,000.

      (b) The amount of funds available in the Annual Bonus pool for distribution to Participants shall be based upon the level of achievement of the performance goals set by the Committee and the Annual Bonus of each Participant shall be determined by the Committee. However, in its discretion, the Committee may reduce or eliminate awards and may pro rate awards for individuals who were Participants for less than the full Plan Year. The Committee shall have the right to delegate to the chief executive officer the final distribution determinations of the amounts to be made to each Participant from the Annual Bonus pool, provided, however, that the chief executive officer shall only have the discretion to reduce or eliminate awards to a particular Participant and not to increase any such awards in excess of the maximum levels previously established by the Committee.

                                                                      Appendix B

6. Performance Goals for Long-Term Cash Incentive Awards. The Committee shall establish performance goals and threshold, target and maximum levels of awards for each Participant prior to the beginning of each Long-Term Performance Period (or such later date as may be prescribed by the Internal Revenue Service for purposes of satisfying the requirements of Section 162(m) of the Code). The performance goals shall be based on achievement of cumulative Earnings Per Share targets over the Long-Term Performance Period as approved by the Committee. Each Participant shall receive a percentage of the applicable Long-Term Base Salary upon achievement of the performance goals during a Long-Term Performance Period, with a maximum aggregate amount of 200% of a Participant's annual base salary as of December 31 of the year preceding the year in which the Long-Term Cash Incentive Award is paid, provided that the Committee shall have the right to reduce the awards for any portion of the Long-Term Performance Period in which the Earnings Per Share targets were not met and may pro rate awards for individuals who were Participants for less than the full Long-Term Performance Period or changed title within any Long-Term Performance Period. In no event shall a Participant in any Long-Term Performance Period earn a Long-Term Cash Incentive Award under the Plan in excess of $2,000,000. In its sole discretion, the Committee may reduce or eliminate Long-Term Cash Incentive Awards.

7. Payment of Awards. Awards earned under the Plan shall be paid as promptly as practicable after the close of the applicable Plan Year or Long-Term Performance Period, following certification in writing by the Committee of the achievement of performance goals and the amounts to be paid for such Plan Year or Long-Term Performance Period. Any such distribution shall be in cash and shall be made no later than March 15 of the year following the end of the applicable bonus period.

8. Termination of Employment. Except as set forth in Section 9 below, no award may be paid to any Participant who terminates employment prior to the payment of the award for any Plan Year or Long-Term Performance Period. Awards for Participants who terminate employment prior to the end of a Plan Year or Long-Term Performance Period due to death, disability or retirement, shall be paid solely in the discretion of the Committee.

9. Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control of the Company, the Company, as determined by the Committee, may pay, immediately prior to the consummation of such Change in Control, to all Participants eligible to receive: (i) an Annual Bonus based on achievement of target levels of the performance goals for such Plan Year, pro rated for the portion of the Plan Year that occurred prior to the consummation of the Change in Control, provided the Participant is employed on that date and (ii) a Long-Term Cash Incentive Award based upon target cumulative Earnings Per Share achieved as of the date of the Change in Control as determined by the Committee, pro rated for the portion of the Long-Term Performance Period that occurred prior to the consummation of the Change in Control, provided the Participant is employed on that date .

10. No Rights to Awards or Employment. Except for rights to a Long-Term Cash Incentive Award upon satisfaction of the requirements therefor, no employee of the Company or its subsidiaries or other person shall have any claim or right to be granted an award under this Plan. Neither the Plan nor any action taken thereunder shall be construed as giving any employee any right to be retained in the employ of the Company or its subsidiaries.

11. Nature of Payments. Any and all grants of awards under this Plan shall constitute special incentive payments to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement with the Participant, unless such plan or agreement specifically provides otherwise.

12. Other Payments or Awards. Nothing contained in this Plan shall be deemed to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding whether now existing or hereafter in effect.

13. Withholding Tax. The Company shall deduct from all amounts paid any taxes required by law to be withheld with respect to such payments.

                                                                      Appendix B

14. Discretion of Company, Board of Directors and Committee. Any decision made or taken by the Company, the Board of Directors or by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan shall lie within the absolute discretion of the Company, the Board of Directors or the Committee, as the case may be, and shall be conclusive and binding upon all persons.

15. Absence of Liability. No member of the Board of Directors or of the Committee nor any officer of the Company or any subsidiary of the Company shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or employee, or, except in circumstances involving his bad faith, for anything done or omitted to be done by himself.

16. No Segregation of Cash. (a) The Company shall not be required to segregate any cash or any other assets which may at any time be represented by awards credited to a Participant and the Plan shall constitute an "unfunded" plan of the Company.

      (b) The Company shall not, by reason of any of the provisions of this Plan, be deemed to be a trustee of any property, and the liabilities of the Company to any Participant pursuant to the Plan shall be those of a debtor pursuant to such contract obligations as are created by or pursuant to the Plan, and the rights of any Participant or beneficiary shall be limited to those of an unsecured creditor of the Company. In its sole discretion, the Board of Directors may authorize the creation of trusts or other arrangements to meet the obligations of the Company under the Plan; provided, however, that existence of such trusts or arrangements is consistent with the unfunded status of the Plan.

17. Inalienability of Benefits and Interests. (a) Except as expressly provided by the Committee and subsection (b) of this Section 17, no benefit payable under or interest in the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit or interest shall be in any manner liable for or subject to debts, contracts, liabilities, engagement or torts of any Participant or beneficiary.

      (b) The provisions of subsection (a) of this Section 17 shall not apply to an assignment of a payment due after the death of the Participant by the deceased Participant's legal representative or beneficiary if such assignment is made for the purpose of settling the affairs of such deceased Participant.

18. Amendment or Termination. The Board of Directors may amend, suspend or terminate the Plan or any portion thereof at any time, except that without the consent of a Participant no amendment, suspension or termination may adversely affect the rights of the Participant with respect to awards previously made to such Participant or to the right to receive a Long-Term Cash Incentive Award upon satisfaction of the requirements therefor; provided, however, that any amendment to the Plan shall be submitted to the stockholders if stockholder approval is required by any applicable law, rule or regulation.

19. Effective Date. The Plan shall be effective as of January 1, 2001.

20. Term. Subject to earlier termination pursuant to the provisions of Section 18 the Plan shall terminate following the payment of awards for the Plan Year or Long-Term Performance Period, as applicable, ending December 31, 2005; provided, however, that the Plan shall not terminate following such date if it is reapproved by shareholders or if such reapproval is not required by Section 162(m) of the Code.

21. Governing Law. This Plan shall be governed by the laws of the State of Delaware without giving effect to the principles of conflict of laws.

PROXY                        OXFORD HEALTH PLANS, INC.                     PROXY

 PROXY FOR 2001 ANNUAL MEETING ON MAY 16, 2001 SOLICITED ON BEHALF OF THE BOARD
                                  OF DIRECTORS

The undersigned hereby appoints Norman C. Payson, M.D., Chairman and Chief Executive Officer, and Daniel N. Gregoire, Secretary, and each of them, attorneys with full power of substitution, to vote as directed below all shares of Common Stock of Oxford Health Plans, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the 2001 Annual Meeting to be held at the Trumbull Marriott, 180 Hawley Lane, Trumbull, CT 06611, on May 16, 2001, at 10:00 a.m. and at any adjournment or postponement thereof.

1.    Election of Directors

      Nominees for Class I Directors:  FOR Benjamin H. Safirstein, M.D.      WITHHOLD AUTHORITY to vote
                                                                               for Benjamin H. Safirstein, M.D.
                                       FOR Jonathan J. Coslet                WITHHOLD AUTHORITY to vote
                                                                               For Jonathan J. Coslet
                                       FOR Kent J. Thiry                     WITHHOLD AUTHORITY to vote
                                                                               for Kent J. Thiry.
      Nominee for Class II Director:   FOR David Bonderman                   WITHHOLD AUTHORITY to vote
                                                                               for David Bonderman.

2. Approval of the Oxford Health Plans, Inc. 2001 Management Incentive Compensation Plan.

                               FOR              AGAINST                 ABSTAIN

3. Approval of a shareholder proposal requesting that the Company establish a nominating committee comprised solely of independent directors.

                               FOR              AGAINST                 ABSTAIN

4. As such proxies may in their discretion determine in respect of any other business properly to come before said meeting (the Board of Directors knowing of no such other business).

       The directors recommend a vote FOR items 1and 2 and AGAINST item 3.

                                                     (Continued on reverse side)

(Continued from other side)

UNLESS THE STOCKHOLDER DIRECTS OTHERWISE, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND AGAINST ITEM 3.

VOTE BY PROXY CARD: Date, sign and return to Proxy Services, Equiserve, PO Box 43010, Providence, RI 02940-3010.

(Please sign in the same form as name appears hereon.          Dated    ______________________________, 2001
Executors and other fiduciaries should indicate
their titles.  If signed on behalf of a corporation,           _______________________________________
give title of officer signing.)
                                                               _______________________________________
                                                                      Signature of Stockholder(s)

|_|   I plan on attending the Meeting

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL
                            MEETING OF STOCKHOLDERS.